Exhibit 10.11

EXECUTION VERSION

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE INITIAL TERM LOANS UNDER THIS AGREEMENT ARE TREATED AS HAVING BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. BEGINNING NO LATER THAN MAY 22, 2020, A LENDER MAY, UPON REQUEST, OBTAIN FROM THE BORROWER THE ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY OF EACH INITIAL TERM LOAN MADE BY SUCH LENDER BY CONTACTING THE BORROWER AS SPECIFIED ON SCHEDULE 9.01.

CREDIT AGREEMENT

dated as of

May 22, 2020

among

HOYA INTERMEDIATE, LLC,

as Holdings,

HOYA MIDCO, LLC,

as Borrower,

the Lenders party hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

i

v

SCHEDULES:

Schedule 1.01(a)	—	Excluded Subsidiaries
Schedule 1.01(b)	—	Effective Date Subsidiary Loan Parties
Schedule 2.01	—	Commitments and Loans
Schedule 3.03	—	Government Approvals; No Conflicts
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C-1	—	Form of Borrowing Request
Exhibit C-2	—	Form of Interest Election Request
Exhibit C-3	—	Form of PIK Election Notice
Exhibit D	—	Form of Collateral Agreement
Exhibit E-1	—	Form of Pari Passu Intercreditor Agreement
Exhibit E-2	—	Form of Junior Intercreditor Agreement
Exhibit F	—	Form of Intercompany Note
Exhibit G	—	Form of Specified Discount Prepayment Notice
Exhibit H	—	Form of Specified Discount Prepayment Response
Exhibit I	—	Form of Discount Range Prepayment Notice
Exhibit J	—	Form of Discount Range Prepayment Offer
Exhibit K	—	Form of Solicited Discounted Prepayment Notice
Exhibit L	—	Form of Solicited Discounted Prepayment Offer
Exhibit M	—	Form of Acceptance and Prepayment Notice
Exhibit N-1	—	Form of United States Tax Compliance Certificate 1
Exhibit N-2	—	Form of United States Tax Compliance Certificate 2
Exhibit N-3	—	Form of United States Tax Compliance Certificate 3
Exhibit N-4	—	Form of United States Tax Compliance Certificate 4
Exhibit O	—	Form of Note
Exhibit P	—	Form of Solvency Certificate
Exhibit Q	—	Form of Compliance Certificate

CREDIT AGREEMENT dated as of May 22, 2020 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among Hoya Intermediate, LLC, a Delaware limited liability company (“Holdings”), Hoya Midco, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto and Wilmington Trust, National Association, solely in its capacity as Administrative Agent and Collateral Agent.

Preliminary Statements:

WHEREAS, in connection with the Transaction (as defined below) and to provide for the working capital needs and general corporate requirements (including to finance permitted Investments, acquisitions, capital expenditures and Restricted Payments) of Holdings and its Restricted Subsidiaries, the Borrower has requested that the Lenders extend credit in the form of Initial Term Loans in an aggregate principal amount of $260,000,000 on the Effective Date.

WHEREAS, the proceeds of the Loans borrowed on the Effective Date will be used to (x) finance a portion of the Transaction (including Transaction Costs), (y) fund any upfront fees in connection with the Loans (or, to the extent any fees take the form of original issue discount, such Loans will reflect such original issue discount) and (z) finance the working capital needs and general corporate requirements of Holdings and its Restricted Subsidiaries.

WHEREAS, the Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(iii)(D) substantially in the form of Exhibit M.

“Acceptance Date” has the meaning specified in Section 2.11(a)(iii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings, the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA”.

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; provided that with respect to the Initial Term Loans only, the Adjusted LIBO Rate for any Interest Period shall not be less than 1.00% per annum.

“Administrative Agent” means Wilmington Trust, National Association, solely in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in writing.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified (which, for purposes of Section 9.04 with respect to each Initial Lender shall include funds, accounts and clients managed, advised or sub-advised by such Initial Lender, GSO Capital Partners LP or its Affiliates, respectively).

“Affiliated Debt Fund” means any Affiliated Lender that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.

“Affiliated Lender” means, at any time, any Lender that is any Person (other than Holdings or any of its Subsidiaries) contemplated by the definition of Sponsor at such time.

“Agent” means any of the Administrative Agent, the Collateral Agent and any permitted successors and assigns of the foregoing in such capacity, and “Agents” means two or more of them.

“Agent Fee Letter” means that certain Fee Letter dated as of the Effective Date between the Borrower and the Agent, in each case relating to the transactions contemplated by this Agreement.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the introductory paragraph hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.17.

“AHYDO” means an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1.00%, (c) the Adjusted LIBO Rate for the applicable Loan on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one (1) month plus 1.00% and (d) 2.00%; provided that, solely for purposes of the foregoing, the Adjusted LIBO Rate for any day shall be calculated using the LIBO Rate on such day at approximately 11:00 a.m. (New York City time) for a deposit in Dollars with a maturity of one (1) month. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(2).

“Applicable Prepayment Premium” has the meaning assigned to such term in Section 2.11(a)(i).

“Applicable Rate” means, for any day, with respect to any Initial Term Loan, (i) 8.50% per annum, in the case of an ABR Loan, or (ii) 9.50% per annum, in the case of a Eurodollar Loan; provided that if a PIK Election has been made with respect to any Initial Term Loans in accordance with Section 2.07(f) for any PIK Interest Period ending on and after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, the Applicable Rate for such PIK Interest Period shall be (i) 4.00% per annum, in the case of an ABR Loan, or (ii) 5.00% per annum, in the case of a Eurodollar Loan.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments”.

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments”.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities (or temporarily warehouses loans or similar extensions of credit for any such Person) and that is administered, advised, sub-advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises, manages, sub-advises or underwrites a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(iii)(A); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Available Amount” means, as of any date of determination (the “Reference Date”), a cumulative amount equal to (without duplication):

(a) the greater of $30,000,000 and 30% of Consolidated EBITDA calculated on a Pro Forma Basis for the Test Period then last ended (the “Starter Basket”), plus

(b) an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year and shall not be reduced by any negative Excess Cash Flow) of Holdings and its Restricted Subsidiaries for any fiscal year prior to the Reference Date (commencing with the fiscal year ending December 31, 2020), minus (y) the portion of Excess Cash Flow that has been (or is required to be) applied prior to the Reference Date to the prepayment of Term Loans in accordance with Section 2.11(d) and minus (z) the aggregate amount of voluntary prepayments and repurchases of Term Loans and Senior Secured First Lien Indebtedness to the extent such prepayments and repurchases reduced the Excess Cash Flow payment that would have otherwise been required to be made pursuant to Section 2.11(d) for any period prior to the Reference Date pursuant to the first proviso of Section 2.11(d), plus

(c) to the extent not included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash or Permitted Investments by Holdings and its Restricted Subsidiaries on Investments made using the Available Amount and cash received from the sale of Investments made using the Available Amount or pursuant to Section 6.04(o) (excluding (x) any returns, profits, distributions and similar amounts paid by any Unrestricted Subsidiaries to Holdings or any Restricted Subsidiary in respect of the payment of any tax liability of such Unrestricted Subsidiary and (y) any amount applied as an Available Equity Amount), plus

(d) Investments of Holdings, the Borrower or any of the Restricted Subsidiaries in any Unrestricted Subsidiary, non-Subsidiary joint venture or minority investment made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into Holdings, the Borrower or any Restricted Subsidiary, or the assets of which has been transferred to a Loan Party or any of its Restricted Subsidiaries (up to the fair market value determined in good faith by the Borrower of the Investments of Holdings, the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation), plus

(e) to the extent not included in Consolidated Net Income, the Net Proceeds of a sale or other Disposition of any Investment in an Unrestricted Subsidiary (including the issuance of stock of an Unrestricted Subsidiary), non-Subsidiary joint venture or minority investment made using the Available Amount received by Holdings, the Borrower or any Restricted Subsidiary (or the fair market value of the assets thereof that have been transferred to Holdings, the Borrower or any Restricted Subsidiary), plus

(f) to the extent not included in Consolidated Net Income, dividends, profits, or other distributions, returns on capital or similar amounts received by Holdings, the Borrower or any Restricted Subsidiary from an Investment in an Unrestricted Subsidiary, non-Subsidiary joint venture or minority investment made using the Available Amount (or from the sale of the assets thereof) (excluding (x) any returns, profits, distributions and similar amounts paid by any Unrestricted Subsidiary to Holdings or any Restricted Subsidiary in respect of the payment of any tax liability of such Unrestricted Subsidiary and (y) any amount applied as an Available Equity Amount), plus

(g) to the extent not included in Consolidated Net Income, the aggregate proceeds and the fair market value (as reasonably determined by the Borrower) of marketable securities or other property received by Holdings, the Borrower or a Restricted Subsidiary since the Effective Date from any Person other than the Borrower or a Restricted Subsidiary (excluding any amount applied as an Available Equity Amount), plus

(h) the aggregate amount of any Retained Declined Proceeds since the Effective Date, to the extent not applied to prepay any pari passu Indebtedness or any other secured or subordinated Junior Financing, as contemplated by Section 2.11(e) and Section 6.07(b).

“Available Equity Amount” means a cumulative amount equal to (without duplication):

(a) the Net Proceeds of new public or private issuances of Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied as Cure Amounts and any Qualified Equity Interests issued pursuant to Section 6.04(o)) in Holdings or any parent of Holdings which are contributed to Holdings or the Borrower, plus

(b) capital contributions (excluding capital contributions the proceeds of which will be applied as Cure Amounts) received by Holdings or the Borrower after the Effective Date in cash or Permitted Investments (other than in respect of any Disqualified Equity Interest), plus

(c) the net cash proceeds received by Holdings, the Borrower or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests, plus

(d) returns, profits, distributions and similar amounts received in cash or Permitted Investments by Holdings, the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount, in each case, to the extent such amount is Not Otherwise Applied pursuant to the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and

(b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended, or any similar federal or state law for the relief of debtors.

“Basel III” means: (A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and (B) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and (C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(iii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(iii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(iii)(D).

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means $5,000,000.

“Borrowing Multiple” means $1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed and, if such day relates to any Eurodollar Loan, any such day that is also a London Banking Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capitalized Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect as of December 31, 2018, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided, further, that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect and as applied on December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a

Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP which becomes effective after December 31, 2018 that would otherwise require such obligation to be recharacterized as a Capitalized Lease.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Cash Management Obligations” means (a) obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in an amount in excess of $20,000,000 in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) the failure of Holdings prior to an IPO, or, after the IPO, the IPO Entity, directly or indirectly through wholly owned subsidiaries, to own all of the Equity Interests of the Borrower, (b) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of Holdings, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of members of the Board of Directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, (c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the IPO Entity and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the IPO Entity held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings the IPO Entity or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the First Lien Credit Agreement or the documentation governing any secured or subordinated Junior Financing or other Material Indebtedness.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, the IPO Entity or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (c) of this definition is triggered.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States, Canada, the European Union, United Kingdom or other foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, to the extent enacted, adopted, promulgated, implemented or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments and Other Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date Intercreditor Agreement” means the Pari Passu Intercreditor Agreement dated as of the Effective Date, substantially in the form of Exhibit E-1 to the Existing First Lien Credit Agreement, among, inter alia, the Administrative Agent, the Collateral Agent, the Existing First Lien Administrative Agent (and each other Senior Representative for holders of Indebtedness permitted by this Agreement to be secured by the Collateral, that becomes party thereto after the Effective Date), Holdings, the Borrower and the Subsidiary Loan Parties party thereto from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning given to such term in Section 8.01(b) and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement among the Loan Parties party thereto and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Borrower and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, the Borrower and each Subsidiary Loan Party either (x) a counterpart of each applicable Security Document duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), either (A) to the extent applicable, a supplement to each applicable Security Document, substantially the form specified therein, duly executed and delivered on behalf of such Person or (B) a Security Document, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, documents of the type referred to in Section 4.01(d) within the time periods set forth in Sections 5.11 and 5.12;

(b) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged, charged or otherwise made subject to security pursuant to the applicable Security Document, and, subject to the Closing Date Intercreditor Agreement and any other applicable intercreditor agreements to which the Administrative Agent and/or Collateral Agent is party, the Collateral Agent shall have received certificates, if any, representing all such Equity Interests to the extent constituting “certificated securities”, together with all certificates, documents of title and other documentary evidence of ownership and undated stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case, to the extent required to perfect the security interest therein in the jurisdiction of the issuer;

(c) if any Indebtedness for borrowed money of Holdings, the Borrower or any Subsidiary in a principal amount of $20,000,000 or more is owing by such obligor to any Loan Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged or otherwise secured pursuant to the applicable Security Document, and, subject to the Closing Date Intercreditor Agreement and any other applicable intercreditor agreements to which the Administrative Agent and/or Collateral

Agent is party, the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements with respect to any Trademarks, Patents and Copyrights that are registered, issued or applied-for in the United States and that constitute Collateral, for the filing with the United States Patent and Trademark Office and the United States Copyright Office to the extent required by this Agreement, the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Closing Date Intercreditor Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent or its designee for filing, registration or recording; and

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property (provided that, if a mortgage tax will be owed on the entire amount of the Secured Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax shall be calculated based on the lesser of (x) the amount of the Secured Obligations allocated to the applicable Mortgaged Property and (y) the estimated fair market value of the Mortgaged Property at the time the Mortgage is entered into, as reasonably determined by the Borrower, which in the case of clause (y) will result in a limitation of the Secured Obligations secured by the Mortgage to such amount), (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties; provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.07(b), (iv) in each case if reasonably requested by the Administrative Agent, a customary legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction (a) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (b) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized or incorporated, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (v) a (a) survey in compliance with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys or such other requirements as in effect at the time and otherwise reasonably satisfactory to the Administrative Agent or (b) existing survey, Express Map or other similar documentation that is available together with a no change affidavit of such Mortgaged Property and for which survey coverage is available for the policies of title insurance referenced in clause (ii) above without the need for such new or updated surveys, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s). Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property unless and until, (a) if such Mortgage relates to a property not located in a flood zone, at least five (5) Business Days in advance of such execution and delivery or (b) if such Mortgage relates to a property located in a flood zone, at least fourteen (14) days in advance of such execution and delivery, each Lender has received the documents described in clause (e)(iii) above and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the Administrative Agent in writing that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (i) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost or burden of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences (that are not de minimis) to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), is excessive in relation to the benefits to be obtained by the Lenders therefrom; (ii) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents and shall be subject in all respects to the Closing Date Intercreditor Agreement and any other intercreditor agreement to which the Administrative Agent and/or Collateral Agent is a party; (iii) in no event shall (x) control agreements or other control or similar arrangements be required with respect to cash, Permitted Investments, other deposit accounts, securities and commodities accounts (including securities entitlements and related assets), letter of credit rights or other assets requiring perfection by control (but not, for avoidance of doubt, possession) or (y) landlord lien waivers, bailee waivers, warehouseman letters, estoppels, or collateral access letters be required; (iv) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States (or any state, commonwealth or territory thereof or the District of Columbia), or to perfect or make enforceable any security interests in any such assets (it being understood that all security granted by a Loan Party (other than Mortgages) shall be governed by the law of the state of New York; (v) in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements (and, if applicable, corresponding or customary filings in the country of organization of any other Loan Party); (vi) other than the filing of UCC financing statements (and, if applicable, corresponding or customary filings in the country of organization of any other Loan Party), no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $20,000,000; (vii) in no event shall any Loan Party be required to complete any filings or other action (including entering into any source code escrow arrangements or seeking registration of any Copyrights) with respect to security interests in Intellectual Property beyond the filing of Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office; (viii) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements (and, if applicable, corresponding or customary filings in the country of organization of any other Loan Party)); (ix) in no event shall environmental reports be required to be delivered to the Administrative Agent, the Collateral Agent or the Lenders and (x) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement (including as set forth on Schedule 5.14) or the Security Documents.

“Commitment” means with respect to any Lender, its Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commitment Letter” means that certain Commitment Letter, dated as of May 13, 2020, by and between GSO Capital Partners LP and Hoya Midco, LLC.

“Company” means Hoya Topco, LLC, a Delaware limited liability company.

“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(d), substantially in the form of Exhibit Q.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) permitted to be incurred hereunder plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk in respect of Indebtedness, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and banker’s acceptance fees and costs of surety bonds in connection with financing activities, plus (F) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility;

(ii) provision for taxes based on income, profits or capital and sales and gross sales taxes, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations;

(iii) Non-Cash Charges as elected by the Borrower;

(iv) [reserved];

(v) extraordinary charges, expenses or losses in accordance with GAAP;

(vi) unusual or non-recurring charges, expenses or losses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), integration costs, severance, relocation costs, office and facilities’ opening costs and other business optimization expenses (including related to new product introductions and new system design and implementation costs), recruiting costs and fees, signing fees, expenses, costs and bonuses, retention or completion bonuses, contract termination costs, transaction fees and expenses, transition costs, systems establishment costs, costs related to closure/consolidation of office and facilities, costs related to the implementation of operational and reporting systems and technology initiatives, consulting fees and expenses, any one time expense relating to enhanced accounting function or other transaction costs (including those associated with becoming a standalone entity or a public company), and non-recurring Intellectual Property development, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) or any other costs incurred in connection with any of the foregoing;

(vii) restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to the Transaction and other acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements;

(viii) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income;

(ix) (A) management, advisory, monitoring, consulting, refinancing, transaction, exit and/or advisory fees and expenses and similar fees and expenses permitted to be paid under this Agreement and related indemnities paid or accrued to equity holders of Holdings (and their Affiliates) and director fees and expenses and (B) the amount of expenses relating to payments made to option holders of Holdings or any Holdings Parent in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by the Loan Documents;

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(xi) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xii) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xiii) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (d)(iv) and (d)(v) below;

(xiv) any costs or expenses incurred by Holdings, the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests), or repurchase of Equity Interests of Holdings from employees, directors or consultants;

(xv) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xvi) any other add-backs and adjustments previously identified and agreed to by the Joint Lead Arrangers (as defined in the Existing First Lien Credit Agreement, as in effect on the Effective Date), including all such add-backs and adjustments set forth in the Sponsor Model or the Information Memorandum (in each case, as defined in the Existing First Lien Credit Agreement, as in effect on the Effective Date);

(xvii) the amount of losses on Dispositions of accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(xviii) any increase in expenses resulting from the revaluation of inventory (including any impact of changes of inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments;

(xix) charges, losses or expenses to the extent indemnified or insured or reimbursable, so long as Holdings or the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) by a third party;

(xx) [reserved]; and

(xxi) to the extent that any Holdings Parent Specified Expenses would have been added back to Consolidated EBITDA pursuant to clauses (a)(i) through (xx) above had such charge, tax or expense been incurred directly by Holdings, such Holdings Parent Specified Expenses.

plus

(b) without duplication, the amount of “run rate” cost savings, operating expense reductions, other operating improvements and “run rate” synergies related to the Transaction, any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken, in each case on or prior to the date that is eighteen (18) months after the end of the relevant Test Period (which shall be deemed to be the Effective Date for any actions initiated prior to the Effective Date) (which cost savings, operating expense reductions, other operating improvements and synergies shall be added to

Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) a Financial Officer of the Borrower shall certify in a Compliance Certificate that in its good faith judgment such cost savings are reasonably identifiable, reasonably anticipated to be realized, and factually supportable and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clauses (a)(vi) and (a)(vii) above or in the definition of “Pro Forma Adjustment” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided, further, that any amounts added back pursuant to this clause (b) (together with any anticipated “run rate” synergies added to the calculation of Consolidated EBITDA pursuant to the definition of “Pro Forma Adjustment”), shall not exceed, in the aggregate for such period, 25% of Consolidated EBITDA (as determined after giving effect to all such amounts added pursuant to this clause (b) and the definition of “Pro Forma Adjustment”); provided, further that, for the avoidance of doubt, the amount of any such (x) items resulting from, or in connection with, the Transactions and (y) items that would be permitted to be included pursuant to clause (a)(xvi) above, in each case, shall not be subject to or included in the calculation of such 25% limitation.

plus

(c) to the extent covered by business interruption insurance and actually reimbursed or otherwise paid in cash, expenses or losses relating to business interruption or, so long as Holdings or the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

less

(d) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) unusual or non-recurring gains;

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(vi) the amount of any minority interest income consisting of losses attributable to minority interests or non-controlling interests in any non-wholly owned Restricted Subsidiary;

(vii) [reserved];

(viii) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xi) and (a)(xii) above;

in each case, as determined on a consolidated basis for Holdings and the Restricted Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(II) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, business, line of business, division, business unit or asset acquired by Holdings, the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business, line of business, division, business unit or assets to the extent not so acquired) (each such Person, property, business, line of business, division, business unit or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion), subject to the limitations set forth in clause (b) above;

(III) there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, line of business, division, business unit or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business, line of business, division, business unit or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, line of business, division, business unit or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal); and

(IV) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction (as defined in the Existing First Lien Credit Agreement, as in effect on the Effective Date) or any Permitted Acquisition (or other Investment permitted hereunder).

For the purposes of determining the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio for any relevant Test Period, Consolidated EBITDA shall be deemed to equal (a) $36,169,788 for the fiscal quarter ended March 31, 2019, (b) $28,424,426 for the fiscal quarter ended June 30, 2019, (c) $27,144,872 for the fiscal quarter ended September 30, 2019 and (d) $35,082,355 for the fiscal quarter ended December 31, 2019 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any Pro Forma Adjustment, Pro Forma Disposal Adjustment or any calculation on a Pro Forma Basis).

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication;

(a) extraordinary items for such period in accordance with GAAP;

(b) the cumulative effect of a change in accounting principles during such period;

(c) any accruals, payments, fees, costs and expenses (including rationalization, legal, tax, structuring, financial advisory, investment banking, any transaction or retention bonus or similar payment and fees, costs and expenses of any counsel, consultants or other advisors and other costs and expenses) incurred during such period, or any amortization thereof for such period, in connection with the Transactions (including Transaction Costs), any Specified Transactions, any non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investments (including any earn-outs), Restricted Payments, Dispositions, recapitalization, issuances of Indebtedness or Equity Interests (including any initial public offering) or repayment of debt, refinancing transactions or amendment or other modification of any debt instrument, and restructurings, workouts and extensions and refinancings of any of the foregoing, non-competition agreements, one-time accruals, up-front fees, financing fees, commitment fees, costs, expenses or premiums related to any repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and including costs and expenses of the Administrative Agent and Lenders that are reimbursed and fees paid to the Permitted Holders) and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460); provided that any such accruals, payments and expenses related to unconsummated transactions shall not, together with any accruals, payments and expenses related to unconsummated transactions added back pursuant to clause (a)(vi) of the definition of “Consolidated EBITDA”, exceed $5,000,000 in the aggregate in any four-quarter fiscal period;

(d) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(e) accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(f) any income (loss) attributable to deferred compensation plans or trusts;

(g) stock-based award compensation expenses;

(h) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration;

(i) currency translation gains and losses related to currency remeasurements of assets, liabilities or indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances);

(j) to the extent that any Holdings Parent Specified Expenses would have been included in Consolidated Net Income had such charge, tax or expense been incurred directly by Holdings, such Holdings Parent Specified Expenses; and

(k) the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Effective Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

There shall be included in Consolidated Net Income, without duplication, any dividends or other distributions received in cash or other Permitted Investments from Unrestricted Subsidiaries.

“Consolidated Senior Secured First Lien Net Indebtedness” means, as of any date of determination, the aggregate amount of Senior Secured First Lien Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Senior Secured First Lien Indebtedness for borrowed money, purchase money indebtedness, drawn but unreimbursed letters of credit, the principal portion of obligations in respect of Capitalized Leases, earnouts and similar obligations, in each case to the extent required to be recognized on the balance sheet of Holdings and its Restricted Subsidiaries as indebtedness in accordance with GAAP and any such Indebtedness of others that is Guaranteed by Holdings or any of its Restricted Subsidiaries, minus the aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries (excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date).

“Consolidated Senior Secured Net Indebtedness” means, as of any date of determination, the aggregate amount of Senior Secured Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Senior Secured Indebtedness for borrowed money, purchase money indebtedness, drawn but unreimbursed letters of credit, the principal portion of obligations in respect of Capitalized Leases, earnouts and similar obligations, in each case to the extent required to be recognized on the balance sheet of Holdings and its Restricted Subsidiaries as indebtedness in accordance with GAAP and any such Indebtedness of others that is Guaranteed by Holdings or any of its Restricted Subsidiaries, minus the aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries (excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date).

“Consolidated Total Net Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, purchase money indebtedness, drawn but unreimbursed letters of credit, the principal portion of obligations in respect of Capitalized Leases, earnouts and similar obligations, in each case to the extent required to be recognized on the balance sheet of Holdings and its Restricted Subsidiaries as indebtedness in accordance with GAAP and such Indebtedness of others that is Guaranteed by Holdings or any of its Restricted Subsidiaries, minus the aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries (excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date).

“Consolidated Working Capital” means, at any date, the excess (which may be negative) of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, excluding the current portion of deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries on such date, but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, Senior Secured First Lien Indebtedness and obligations under Capital Lease Obligations to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) accrual of any costs or expenses related to restructuring reserves, (vi) the current portion of pension liabilities and (vii) deferred revenue; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations or (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA”.

“Copyrights” has the meaning assigned to such term in the Collateral Agreement.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained by the Borrower or another Loan Party (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, original issue discount and upfront fees, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, repayment, replacement or refinancing and the incurrence of such new Credit Agreement Refinancing Indebtedness) plus additional amounts to the extent otherwise permitted to be incurred under this Agreement pursuant to Section 6.01 (which additional amounts, for the avoidance of doubt, (x) do not constitute Credit Agreement Refinancing Indebtedness and (y) shall constitute a utilization of the relevant basket or exception pursuant to which such additional amount is permitted to be incurred), (b) (i) (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Refinanced Debt) does not mature earlier than or have a Weighted Average Life to Maturity shorter than the Refinanced Debt and (ii) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, does not have scheduled amortization or required payments of principal prior to the maturity date of the Refinanced Debt (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Refinanced Debt) (except for customary payments in respect of asset sales, insurance and condemnation proceeds events, change of control or similar events and “AHYDO catch-up payments” and offers to purchase upon an event of default), (c) shall not be guaranteed by any entity that is not, or that does not substantially concurrently become, a Loan Party, (d) in the case of any secured Indebtedness, is (i) not secured by any assets not securing the Secured Obligations and (ii) subject to the relevant Intercreditor Agreement(s), (e) if the Refinanced Debt was (1) contractually subordinated to the Loan Document Obligations in right of payment, such Credit Agreement Refinancing Indebtedness shall be contractually subordinated to the Loan Document Obligations on subordination terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt or otherwise reasonably satisfactory to the Administrative Agent and (2) contractually subordinated to the Loan Document Obligations in right of security, such Credit Agreement Refinancing Indebtedness shall be contractually subordinated to the Loan Document Obligations on subordination terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the indebtedness refinanced or otherwise reasonably satisfactory to the Administrative Agent or be unsecured, (f) solely in the case such Credit Agreement Refinancing Indebtedness is pari passu in right of payment and security with the Initial Term Loans, such Credit Agreement Refinancing Indebtedness may participate on a pro rata basis (or on less than a pro rata basis if the Borrower and the Lenders thereunder elect lesser payments) (but not greater than pro rata basis) in any voluntary or mandatory prepayments hereunder and (g) has covenants and events of default (excluding, for the avoidance of doubt, pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the covenants and events of default of this Agreement (when taken as a whole) are to the Lenders (unless (x) such covenants or other provisions are applicable only to periods after the maturity date of the Refinanced Debt at the time of such refinancing, (y) the Lenders under the Initial Term Loans also receive the benefit of such more favorable covenants and events of default (including, without limitation, any financial maintenance covenant, and together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Latest Maturity Date at the time of such refinancing (provided that the Borrower may, in its sole discretion, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at least five (5) Business Days prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, and such certificate shall be conclusive evidence that such terms and conditions satisfy the requirement of this clause (y) unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination) or (z) such terms and conditions are reasonably satisfactory to the Administrative Agent)). For the avoidance of doubt, it is understood and agreed that (x) notwithstanding anything in this Agreement to the contrary, in the case of any Indebtedness incurred to modify, refinance, refund, extend, renew or replace Indebtedness initially incurred in reliance on and measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such modification, refinancing, refunding, extension, renewal or replacement would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such modification, refinancing, refunding, extension, renewal or replacement, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as such incurrence otherwise constitutes “Credit Agreement Refinancing Indebtedness” and (y) such Credit Agreement Refinancing Indebtedness shall not be subject to any “most favored nation” pricing provisions.

“Cure Amount” has the meaning assigned to such term in the Existing First Lien Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief laws of the United States, or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both hereunder would, unless cured or waived, become an Event of Default. “Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(iii)(C) substantially in the form of Exhibit I.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit J, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offers, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(iii)(B), Section 2.11(a)(iii)(C) or Section 2.11(a)(iii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(iii)(A).

“Dispose” and “Disposition” each have the meaning assigned to such term in Section 6.05.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition or conversion, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests);

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof; or

(d) provides for the contractually scheduled payments of dividends in cash;

in each case, on or prior to the date ninety-one (91) days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Termination Date and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means those Persons (the list of all such Persons, the “Disqualified Lenders List”) that (i) were identified in writing by (or on behalf of) the Sponsor or the Borrower to the Initial Lenders as being “Disqualified Lenders” on or prior to the Effective Date, (ii) are competitors of the Borrower and its Subsidiaries that are identified in writing by the Borrower or the Sponsor to the Administrative Agent from time to time, (iii) are (a) in the case of clause (i), any Affiliates of such Persons that either (x) were identified in writing by the Borrower to the Administrative Agent on or prior to the Effective Date or (y) are readily identifiable as an Affiliate of such Person on the basis of such Affiliate’s name (other than, solely in the case of this clause (y), if an Event of Default has occurred and is continuing, bona fide debt funds, investment vehicles or fixed income investors that are engaged in making or purchasing commercial loans, bonds or similar extensions of credit in the ordinary course of business) and (b) in the case of clause (ii), any Affiliates (other than bona fide debt funds, investment vehicles or fixed income investors that are engaged in making or purchasing commercial loans, bonds or similar extensions of credit in the ordinary course of business) of such Persons that are either (x) identified in writing by the Borrower from time to time or (y) readily identifiable on the basis of such Affiliate’s name or (iv) are Excluded Affiliates; provided that, (I) notwithstanding anything to the contrary in this definition, in no event shall any bona fide debt funds of The Blackstone Group Inc. be Disqualified Lenders and (II) to the extent Persons are identified as Disqualified Lenders in writing by the Borrower or the Sponsor to the Administrative Agent after the Effective Date pursuant to clauses (ii) or (iii)(b), the inclusion of such persons as Disqualified Lenders shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement. Upon inquiry by any potential assignee or participant as to whether such potential assignee or participant is a Disqualified Lender, the Administrative Agent shall be permitted to disclose to such specific potential assignee (x) whether such specific potential assignee or prospective participant is a Disqualified Lender or (y) the identity of any other Disqualified Lender which the Administrative Agent reasonably believes may be an Affiliate of such specified potential assignee or prospective participant.

“Disqualified Lenders List” has the meaning as set forth in the definition of Disqualified Lenders.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such currency.

“Domestic Subsidiary” means any Subsidiary of Holdings organized or incorporated in the United States (or any state thereof or the District of Columbia).

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of Holdings, if the Senior Secured First Lien Net Leverage Ratio (after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) after the end of such fiscal year and prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 4.50 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than or equal to 4.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means May 22, 2020.

“Effective Date Loan Parties” means (i) Holdings, (ii) the Borrower and (iii) each other Subsidiary of Holdings that is a Loan Party as of the Effective Date (if any) and specified on Schedule 1.01(b).

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Required Lenders and the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable by the Borrower generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, syndication, commitment, prepayment, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with all relevant syndicate Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor”, (i) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Electing Guarantor” means any Excluded Subsidiary that, at the option and in the sole discretion of the Borrower, has been designated a Subsidiary Loan Party; provided, for the avoidance of doubt, (x) unless otherwise expressly agreed by the Borrower, no Subsidiary that is an Excluded Subsidiary shall be a Loan Guarantor until and unless it ceases to be an Excluded Subsidiary, and (y) the Borrower may cause any Restricted Subsidiary that is not a Loan Guarantor to guarantee the Secured Obligations by causing such Restricted Subsidiary to become a Loan Guarantor under a Guarantee and a grantor under the applicable Security Documents in accordance with Section 5.13, and any such Restricted Subsidiary shall be a Loan Guarantor hereunder and under the other Loan Documents for all purposes; provided, that no Foreign Subsidiary shall become a Loan Guarantor unless (i) reasonably approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) based upon (1) the amount and enforceability of the Guarantee that may be entered into by such Foreign Subsidiary based on such Foreign Subsidiaries jurisdiction of organization and (2) the Liens on the Collateral (and enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the jurisdiction of organization of such Foreign Subsidiary; and (ii) such security documents and other actions (including, without limitation, security documentation, delivery of legal opinions and other actions under the law of the jurisdiction of organization of the Electing Guarantor) reasonably requested by the Administrative Agent within such time periods as the Administrative Agent may agree in its reasonable discretion) shall have been delivered and/or taken to create and perfect the liens on the Collateral of such Foreign Subsidiary in its jurisdiction of incorporation.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, the Borrower or any of their respective Affiliates), other than, in each case, (i) a natural person or (ii) a Disqualified Lender.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, common law, decrees and other applicable Requirements of Law and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to (1) pollution, (2) the protection of the environment, (3) preservation or reclamation of natural resources, (4) the use, handling, transportation, treatment, storage, presence, Release or threatened Release of, or exposure to, any Hazardous Material, or (5) to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the presence, generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or agreement to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether evidenced by share certificates (or similar) or not).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or an ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or an intention to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party of any notice from any Multiemployer Plan, concerning the imposition of Withdrawal Liability, or the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (i) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital, and

(iv) an amount equal to the aggregate net non-cash loss on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges pursuant to indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges, expenditures and losses added to (or excluded from the determination of) Consolidated Net Income pursuant to clauses (a) through (i) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of long-term Indebtedness incurred on the Effective Date),

(ii) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of capital expenditures and Intellectual Property development expenditures made in cash or accrued during such period, except to the extent that such expenditures were financed with the proceeds of long-term Indebtedness of Holdings and its Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases, (2) scheduled repayments of other Senior Secured First Lien Indebtedness and (3) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Term Loans or other Senior Secured First Lien Indebtedness and all prepayments of revolving loans made during such period, other than (A) in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of other long-term Indebtedness of Holdings or its Restricted Subsidiaries),

(iv) an amount equal to the aggregate net non-cash gain on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period,

(vi) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness to the extent that such payments were not financed with the proceeds of long-term Indebtedness of Holdings or its Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions made in accordance with Section 6.04 (other than Investments pursuant to Section 6.04(a), (c), (e)(ii), (g), (j), (k), (m)(ii) and (iii), (o), (p), (q) or (hh)) to the extent that such Investments and acquisitions were not financed with the proceeds of long-term Indebtedness of Holdings or its Restricted Subsidiaries,

(viii) the amount of dividends and other Restricted Payments (including the amount of Tax Distributions made by the Borrower during such period or payable after such period in respect of income generated during such period) pursuant to Section 6.07(a) (other than pursuant to Section 6.07(a)(i), (a)(ii), (a)(viii), (a)(xiii), (a)(xv) or (a)(xvii)), in each case to the extent not deducted in arriving at Consolidated Net Income) and paid in cash during such period or payable in respect of such period, to the extent such dividends and Restricted Payments were not financed with the proceeds of long-term Indebtedness of Holdings or its Restricted Subsidiaries; provided that any amount deducted for such period in respect of amounts payable during a subsequent period shall not be deducted in any subsequent period and, to the extent not actually paid during such subsequent period, shall be added to Excess Cash Flow for such subsequent period,

(ix) the aggregate amount of payments and expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and restructuring charges) to the extent that such payments and expenditures are not expensed during such period,

(x) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of Non-Cash Charges included in the calculation of Consolidated Net Income in any prior period,

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, in each case to the extent not deducted in determining Consolidated Net Income,

(xii) at the option of the Borrower, and without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period, or at the option of the Borrower, after the applicable period and prior to the applicable Excess Cash Flow due date, and (2) to the extent set forth in a certificate of a Financial Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Test Period is required to be delivered pursuant to Section 5.01(d) (which shall be satisfied if such certification is included in the Compliance Certificate), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments pursuant to Section 6.04(a) and Investments pursuant to Section 6.04(a), (c), (e)(ii), (g), (k), (m)(ii) and (iii), (o), (p), (q) or (hh)), restructuring charges, or capital expenditures (including Capitalized Software Expenditures or other purchases or development of Intellectual Property) to be consummated or made during a subsequent Test Period (and in the case of Planned Expenditures, the immediately succeeding fiscal year); provided that, to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments, restructuring charges or capital expenditures during such Test Period is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period, and

(xiii) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiv) the aggregate amount of Transaction Costs incurred during such period to the extent not deducted in the calculation of Consolidated Net Income and were not financed with the proceeds of long-term Indebtedness of Holdings or its Restricted Subsidiaries.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” has the meaning assigned to such term in Section 1.07.

“Excluded Affiliates” means any Affiliate of any Lender that is engaged as a principal primarily in private equity or venture capital transactions, other than a limited number of senior employees who are required, in accordance with industry regulations or such Lender’s internal policies and procedures, to act in a supervisory capacity and such Lender’s internal legal compliance, risk management, credit or investment committee members.

“Excluded Assets” means (a) any fee-owned real property that is not Material Real Property and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles and other assets subject to certificates of title or ownership (to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement), (c) letter of credit rights (except to the extent constituting supporting obligations (as defined under the UCC) in which a security interest can be perfected with the filing of a UCC-1 financing statement) with a value of less than $2,500,000, (d) commercial tort claims with a value (as reasonably estimated by the Borrower) of less than $2,500,000, (e) Excluded Equity Interests, (f) any lease, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise (or any asset subject to such agreement or arrangement) with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations (in each case, in existence on the Effective Date or upon the acquisition of the relevant Subsidiary party thereto or asset (so long as not entered into in contemplation thereof)) would require the consent of a third party (unless such consent has been received) (it being understood that no Loan Party shall be under any affirmative obligation to obtain such consent) or violate or invalidate, constitute a breach of or a default under, or create a right of termination in favor of any party (other than any Loan Party) to, such lease, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise (but after giving effect to the applicable anti-non-assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law), (g) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi), in the case of Liens permitted by Section 6.02(xi) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but after giving effect to the applicable anti-non-assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law) (provided that any such provision is not included by the Borrower or any Restricted Subsidiary principally for the purpose of taking advantage of the exclusion in this clause (g)), (h) (1) any intent-to-use Trademark applications filed in the United States Patent and Trademark Office, prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, but only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application or any registration that may issue therefrom under applicable federal law and (2) any Intellectual Property registered, issued or applied for in, or arising under the laws of, any jurisdiction outside of the United States, (i) any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law, rule or regulation, contractual obligation existing on the Effective Date (or, if later, the date the Person owning the asset becomes a Restricted Subsidiary, so long as the applicable contractual obligation was not entered into in contemplation of such Person becoming a Restricted Subsidiary) or agreements with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the applicable anti-non-assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law) or which would require consent, approval, license or authorization from any Governmental Authority or regulatory authority (it being understood that there shall be no requirement to obtain the consent of any governmental authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), unless such consent, approval, license or authorization has been received, (j) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time), (k) Securitization Assets, (l) [reserved], (m) other than with respect to (i) the pledge of Equity Interests of a Loan Party and (ii) the pledge of assets by an Electing Guarantor which is a Foreign Subsidiary, any assets located or titled outside the United States, (n) assets acquired in connection with a Permitted Acquisition or other permitted Investment subject to liens permitted under this Agreement and which are (and for so long as) subject to contractual arrangements (not incurred in contemplation thereof) prohibiting a Lien securing the Secured Obligations (but only so long as such Lien is in existence), (o) any assets to the extent that the granting of a Lien thereon to secure the Secured Obligations could reasonably be expected to result in adverse (other than de minimis) tax or regulatory consequences, as reasonably determined by the Borrower; and (p) any assets with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or burden of pledging such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom).

“Excluded Equity Interests” means Equity Interests in any (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary (to the extent not a Guarantor), (c) Subsidiary that is a CFC, any Subsidiary that is a direct or indirect Subsidiary of a CFC and any Subsidiary that is a FSHCO (except that up to 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of any Subsidiary that is a CFC, a direct or indirect Subsidiary of a CFC or a FSHCO shall not be Excluded Equity Interests), (d) joint ventures and Non-Wholly Owned Subsidiaries which cannot be pledged without the consent of third parties (it being understood that there shall be no obligation to obtain such consent) (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) or (e) not-for-profit Subsidiary, captive insurance company or special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary.

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(iii)(A).

“Excluded Subsidiary” means (a) any Subsidiary that is not a direct or indirect Wholly Owned Subsidiary of Holdings, (b) each Subsidiary listed on Schedule 1.01(a), (c) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Effective Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary (but, in the case of a contractual obligation, to the extent not created in contemplation of such Subsidiary becoming a Restricted Subsidiary), from guaranteeing the Secured Obligations or which would require (and, only for so long as) any governmental or regulatory consent, or third party consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, provided that such Subsidiary shall have no affirmative obligation to obtain such consent, (d) any Immaterial Subsidiary, (e) any Subsidiary to the extent the provision of a Guarantee by such Subsidiary could reasonably be expected to result in adverse (other than de minimis) tax consequences as reasonably determined by the Borrower, (f) any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the cost or burden of providing the Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (h) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries, (i) any Foreign Subsidiary other than a Foreign Subsidiary that becomes a Subsidiary Loan Party pursuant to Section 5.13, (j) any direct or indirect Subsidiary of a CFC, (k) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (l) any Subsidiary that is a FSHCO, (m) each Unrestricted Subsidiary, (n) any Subsidiary for which the providing of a Guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors, (or other governing body) or managers and (o) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or other Investment not prohibited by this Agreement) financed with Indebtedness permitted under Section 6.01 hereof as assumed Indebtedness and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Loan Guarantor; provided that any Immaterial Subsidiary that is a signatory to any Collateral Agreement or the Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents unless released in accordance herewith.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes, in each case (i) imposed on it by a jurisdiction as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) that are Other Connection Taxes, (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a)(i) above, (c) any Tax imposed pursuant to FATCA, (d) any Tax that is attributable to a Lender’s failure to comply with Section 2.17(f) and (e) any U.S. federal withholding Taxes imposed on amounts payable to a Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.19 hereto) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive payment of additional amounts with respect to such withholding Taxes under Section 2.17(a).

“Existing First Lien Administrative Agent” means Barclays Bank PLC, as administrative agent and collateral agent under the Existing First Lien Credit Agreement (or any permitted successor or assign thereof).

“Existing First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of June 30, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time), among Hoya Midco, LLC, a Delaware limited liability company, as the borrower, the Lenders (as defined therein), the Existing First Lien Administrative Agent and the other parties from time to time party thereto.

“Existing First Lien Loan Documents” means the Existing First Lien Credit Agreement and all security agreements, guarantees, pledge agreements, notes and other agreements or instruments executed in connection therewith, including all “Loan Documents” (as defined in the Existing First Lien Credit Agreement).

“Existing First Lien Loans” means the “Term Loans” as defined in the Existing First Lien Credit Agreement.

“Existing First Lien Permitted Incremental Equivalent Debt” means (1) “Incremental Equivalent Debt” (as defined in the Existing First Lien Credit Agreement, as in effect on the Effective Date) and (2) any Indebtedness that would be permitted to be incurred pursuant to Sections 6.01(a)(xv) or (a)(xvi) of the Existing First Lien Credit Agreement (as in effect on the Effective Date).

“Existing Revolving Facility Refinancing” has the meaning specified in the definition of “Transaction.”

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” has the meaning specified in Section 3.16(a).

“Federal Funds Effective Rate” means, for any day, the per annum rate equal to the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, (a) such rate as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that the Federal Funds Effective Rate, if negative, shall be deemed to be 0.00%.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, corporate controller or other officer with similar functions and responsibilities as the foregoing of Holdings or the Borrower, as applicable.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code).

“Foreign Subsidiary” means any Restricted Subsidiary of Holdings other than a Domestic Subsidiary.

“FSHCO” means any Subsidiary of Holdings substantially all of the assets of which are capital stock of one or more CFCs and, if applicable, debt of any such CFC.

“Funded Debt” means all Indebtedness of Holdings and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value”, as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness) or product warranty obligations. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, or contaminants of any nature and in any form regulated pursuant to any Environmental Law.

“Historical Audited Financial Statements” means the audited consolidated balance sheet and the related consolidated statements of income and retained earnings and statement of cash flows of the Company and its subsidiaries for the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019.

“Holdings” has the meaning given to such term in the introductory paragraph hereto; provided that upon and after an IPO, if the IPO Entity is Holdings or any Person of which Holdings is a wholly-owned Subsidiary, “Holdings” shall mean the IPO Entity.

“Holdings Parent” means any direct or indirect parent company of Holdings.

“Holdings Parent Specified Expenses” shall mean any charge, tax or expense incurred or accrued by any Holdings Parent during any period to the extent that Holdings has made a Restricted Payment (or has made any Investment in lieu thereof pursuant to Section 6.04(l)) to any Holdings Parent in respect thereof pursuant to Section 6.07(a)(vii), but in each case limited to the amount of such Restricted Payment or Investment.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(iii)(D)(3).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Impacted Loans” has the meaning specified in Section 2.14(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, deferred tax liabilities, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA and other accrued obligations (including transfer pricing), and customary obligations under employment agreements and deferred compensation, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, or other contingent post-closing purchase price adjustments, non-compete or consulting obligations, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Person that is a Holdings Parent appearing on the balance sheet of Holdings or the Borrower, or solely by reason of push down accounting under GAAP, or (v) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings or the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business. The amount of any Indebtedness issued at a discount to the initial principal amount thereof shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Lenders” means GSO Credit Alpha Fund II-C AIV-2 LP and GSO CSF III AIV-2 LP.

“Initial Term Loans” means the Loans made pursuant to Section 2.01 (including, for the avoidance of doubt, the amount of interest that has been added to the outstanding principal amount of the Initial Term Loans pursuant to any PIK Election).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreements” means short-form security agreements, suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), with respect to any Trademarks, Patents and Copyrights that are registered, issued or applied-for in the United States and that constitute Collateral.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, intellectual property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of Holdings or a Restricted Subsidiary.

“Intercreditor Agreement” means any Pari Passu Intercreditor Agreement or any Junior Intercreditor Agreement, as applicable.

“Interest Election Request” means a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.07, substantially in the form of Exhibit C-2.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar

Borrowing and ending on the date that is one or three months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed by each Lender participating therein, any other period as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the Term Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means in relation to the “LIBO Rate” for any Loan, the rate which results from interpolating on a linear basis between: (i) the rate displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (ii) the rate displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London, England time, two (2) Business Days prior to the commencement of such Interest Period; provided that the Interpolated Rate, if negative, shall be deemed to be 0.00%.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Restricted Subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by Holdings or any Restricted Subsidiary in any Person through one or more other substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 6.04. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means investors (including Management Investors) who, as of the Effective Date, hold Equity Interests in the Company (or any direct or indirect parent thereof) (including, for the avoidance of doubt, the Sponsor).

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the IPO Entity.

“IPO Entity” means, at any time upon and after an IPO, Holdings or a Holdings Parent, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the IPO; provided that, immediately following the IPO, the Borrower is a Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the IPO.

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

“Junior Financing” means (a) any Indebtedness (other than (i) any permitted intercompany Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary or (ii)

any Indebtedness in an aggregate principal amount not exceeding $30,000,000) that is unsecured, that is subordinated in right of payment to the Loan Document Obligations or that is secured by the Collateral on a junior lien basis relative to the liens granted pursuant to the Loan Documents securing the Initial Term Loans and (b) any Permitted Refinancing in respect of the foregoing.

“Junior Intercreditor Agreement” means the Junior Intercreditor Agreement substantially in the form of Exhibit E-2 among, inter alia, the Administrative Agent, the Collateral Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a junior basis, with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time (for the avoidance of doubt, without giving effect to any “springing maturity date” unless such “springing maturity date” is actually triggered in accordance with its terms), including the latest maturity or expiration date of any Other Term Loan, or any Other Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court (regardless of whether considered in a proceeding in equity or at law), the limitation of enforcement by Debtor Relief Laws and laws relating to judicial management, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent in connection with any provision of any Loan Document;

(d) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h) [reserved]; and

(i) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lenders” means the Persons listed on Schedule 2.01 as a Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to (i) the London interbank offered rate administered by ICE Benchmark Administration Limited (or such other commercially available source providing quotations of that rate as may be designated by the Administrative Agent from time to time, including any Person that takes over administration of the rate) displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters) at approximately 11:00 a.m., London, England time, two (2) London Banking Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate; provided that the LIBO Rate, if negative, shall be deemed to be 0.00%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, assignment by way of security, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means (1) any acquisition by the Borrower or one or more Restricted Subsidiaries of (or investment in) any assets, business, division or person/entity permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any irrevocable debt repurchase or prepayment, or (3) Restricted Payment by the Borrower or any Restricted Subsidiary permitted pursuant to this Agreement (solely to the extent such Restricted Payment shall be made on or prior to the date that is sixty (60) days after such Restricted Payment is declared); provided that the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Transaction for usages other than in connection with the applicable transaction pertaining to such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.

“Loan Document Obligations” means the due and punctual payment by the Borrower of (i) the principal of the Loans (including, for the avoidance of doubt, the amount of any accrued interest that is capitalized pursuant to a PIK Election), and all accrued and unpaid interest and premium thereon at the applicable rate or rates provided in this Agreement (including interest and premium accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, the Closing Date Intercreditor Agreement and any other Intercreditor Agreement (if applicable), except for purposes of Section 9.02, any Note delivered pursuant to Section 2.09(f), the Agent Fee Letter, and any other document entered into or delivered by a Loan Party in connection with the foregoing and designated by the Borrower as a Loan Document therein for purposes of this Agreement.

“Loan Guarantors” means Holdings and the Subsidiary Loan Parties, in each case, to the extent such entity provides a guaranty of the Secured Obligations.

“Loan Modification Agreement” means a Loan Modification Agreement, among the Borrower, and one or more Accepting Lenders, and acknowledged by the Administrative Agent, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means the Loan Guarantors and the Borrower.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Make-Whole Amount” means, at any applicable date, as calculated by the Borrower, the greater of (i) 6.00% of the principal amount of the Initial Term Loans prepaid or modified and (ii) the excess, if any, of: (x) the present value on the date that the applicable prepayment or repricing is consummated of (1) the prepayment price of the Initial Term Loans paid or repriced on the second anniversary of the Effective Date plus (2) all required remaining scheduled interest payments due on the Initial Term Loans prepaid through the second anniversary of the Effective Date, assuming (x) that the rate of interest will be equal to the rate of cash interest applicable to Initial Term Loans maintained as Eurodollar Loans having an Interest Period of three months as in effect on the date (for the avoidance of doubt, applying the 1.00% Adjusted LIBO Rate floor, if applicable) that the applicable prepayment or repricing is consummated and (y) that interest on such Initial Term Loans will be paid entirely in cash (but giving effect to any PIK Election already made in computation of such principal amount, i.e., by increasing the principal amount of such Initial Term Loans by the amount of interest that will be added to such principal amount in the applicable Interest Period prior to the second anniversary of the Effective Date pursuant to any PIK Election that has already been made), other than accrued but unpaid interest to such consummation date, in the case of each of clauses (1) and (2) above, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over (y) the principal amount of the prepaid or modified Initial Term Loans on such consummation date.

“Management Investors” means the members of the Board of Directors, officers, employees and shareholders of the Company, the Borrower and/or their respective Subsidiaries who, as of the Effective Date, are (directly or indirectly through one or more investment vehicles) investors in Holdings or any Holdings Parent and, in each case, each of their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees.

“Mandatory Prepayment Offer Notice” has the meaning assigned to such term in Section 2.11(b).

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement”.

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have (a) a material adverse effect on the business, assets, financial condition or results of operations of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents, or (c) a material adverse effect on the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents; provided, that, for purposes of Sections 3.04(c) and 4.01(m), neither the effects of the novel coronavirus (COVID-19) pandemic nor any matters arising therefrom that were disclosed to the Initial Lenders prior to the Effective Date shall constitute, result or otherwise have (or reasonably be expected to constitute, result or otherwise have) a Material Adverse Effect.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Restricted Subsidiaries in an aggregate principal amount exceeding

$25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Non-Public Information” means (a) if Holdings is a public reporting company, material non-public information with respect to Holdings or its Subsidiaries, or the respective securities of any of the foregoing, and (b) if Holdings is not a public reporting company, information that is (i) of a type that would not be publicly available if Holdings were a public reporting company and (ii) material with respect to Holdings or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.

“Material Real Property” means any real property (including fixtures) located in the United States of America and owned in fee by any Loan Party with a fair market value, as reasonably determined by the Borrower in good faith, greater than or equal to $5,000,000.

“Material Subsidiary” means each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended, had net revenues or total assets for such quarter in excess of 5.0% of the consolidated net revenues or consolidated total assets of Holdings and its Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of Holdings most recently ended, net revenues or total assets in excess of 7.5% of the consolidated net revenues or consolidated total assets of Holdings and its Restricted Subsidiaries for such quarter, as applicable, the Borrower shall designate in writing one or more Immaterial Subsidiaries to be a Material Subsidiary within ten (10) Business Days of the delivery of financial statements in accordance with Section 5.01(a) or (b) as may be necessary such that the foregoing 7.5% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder and shall comply with the requirements set forth in Section 5.11 within the time periods set forth therein; provided, further, that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as the Borrower is in compliance with the foregoing.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, charge, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage will (or is required to be) be granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, the Borrower and any Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans, the Existing First Lien Loans, or other Indebtedness secured by a Lien that ranks pari passu with or subordinated to the Liens securing the Initial Term Loans and otherwise subject to the terms of Section 2.11(e)) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower or the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes (including Tax Distributions) paid (or reasonably estimated to be payable), the amount of dividends and other restricted payments that Holdings, the Borrower and/or its Restricted Subsidiaries may make pursuant to Section 6.07(a)(vii)(A) or (B) as a result of such event, and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“New Project” shall mean (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by Holdings or its Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) depreciation and amortization including amortization or impairment of intangibles (including goodwill) (including, without limitation, as they relate to amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges, expenses and losses, including, without limitation, any non-cash translation loss and non-cash expense relating to the vesting of warrants, non-cash asset write-offs or write-downs, non-cash write offs of debt discounts and debt incurrences, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness, interest rate protection and other hedging agreements, provided, in each case, that if any non-cash charges added back pursuant to clause (a)(iii) of the definition of Consolidated EBITDA represent an accrual or reserve for potential cash items in any future period to the extent the Borrower elects to include such non-cash charges, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Refinancing Lender” has the meaning assigned to such term in Section 2.21(b).

“Non-Wholly Owned Subsidiary” of any Person means any subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, that such amount was not previously applied pursuant to Sections 6.01(a)(xvii), 6.04(m), 6.07(a)(viii) and 6.07(b)(iv).

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit O, payable to a Lender in a principal amount equal to the principal amount of Term Loans of such Lender.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational, constitutional or governing documents of such Person (including any certificates of incorporation and/or certificates of incorporation on a change of name).

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future recording, filing, stamp, court, registration duties, documentary, intangible, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than assignment pursuant to Section 2.19).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or a Loan Modification Agreement.

“Pari Passu Intercreditor Agreement” means (a) the Closing Date Intercreditor Agreement and (b) any Pari Passu Intercreditor Agreement substantially in the form of Exhibit E-1, among, inter alia, the Administrative Agent, the Collateral Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis (but without regard to the control of remedies), with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(2).

“Patents” has the meaning assigned to such term in the Collateral Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition, by merger, amalgamation, consolidation or otherwise, by the Borrower or any Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests of another Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person), or (ii) such Person is merged or amalgamated into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger, amalgamation or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.16, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary), provided, however, that to the extent such newly created or acquired Subsidiary will not become a Loan Party (or in the case of an acquisition of assets, the acquired assets are not owned by a Loan Party), the amount of any Investment in such newly created or acquired Subsidiary (or assets, as applicable) does not exceed the greater of (A) $25,000,000 and (B) 25% of Consolidated EBITDA for the Test Period then last ended at the time of making such Investment, (d) Consolidated EBITDA of such Person (after giving effect to any adjustments and add-backs in accordance with the definition of “Consolidated EBITDA”, “Consolidated Net Income”, and “Pro Forma Adjustment”) shall be greater than $0 for the most recently ended twelve-month period for which financials are available immediately preceding the date on which the relevant binding agreement has been executed and delivered , (e) after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing (or, in the case of an acquisition which is a Limited Condition Transaction, no Event of Default shall have occurred and be continuing at the time of execution of a definitive agreement in respect thereof), (f) such acquisition shall not be hostile and (g) if applicable, such acquisition shall have been approved by the Board of Directors and/or the stockholders or other equityholders of such Person or, if applicable, pursuant to a sale order approved by a bankruptcy court.

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate or interest rate pursuant to a PIK Election with respect to the Loans and/or Commitments of the Accepting Lenders, and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders, and/or (c) a change in Sections 2.08(b), 2.08(c), 2.11(a) (provided that in no event shall the Loans subject to a Loan Modification Offer have a shorter Weighted Average Life to Maturity than the Initial Term Loans), 2.11(e) and/or 2.11(f) with respect to the Loans and/or Commitments of the Accepting Lenders and/or (d) additional or modified covenants, events of default, or guarantees or other provisions (it being understood that to the extent that any covenant, event of default, guarantee or such other provision is added or modified for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default, guarantee or other provision is either (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments, (ii) only applicable after the Latest Maturity Date at the time of such Loan

Modification Offer or (iii) in the aggregate, not materially more restrictive to the Loan Parties (as determined in good faith by the Borrower) when taken as a whole, than the terms of the Loans hereunder).

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are not required to be paid pursuant to Section 5.05 (assuming Section 5.05 were applicable thereto);

(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s or construction contractors’ Liens and other similar Liens, imposed by law or contract (to the extent providing for Liens that are similar in scope to the foregoing), arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days, or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security, retirement and other similar legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, completion guarantees, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e) minor survey exceptions, minor encumbrances, covenants, conditions, easements, rights-of-way, restrictions, encroachments, protrusions, by-law, regulation or zoning restrictions, reservations of or rights of others for sewers, electric lines, telegraph and telephone lines, cable television lines, gas and oil pipelines and other similar purposes and other similar encumbrances and minor title defects or irregularities affecting real property, that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole, or which are set forth in the title insurance policy delivered with respect to the Mortgaged Property and are “insured over” in such insurance policy;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g) Liens on goods the purchase price of which is financed by a documentary or trade letter of credit issued for the account of the Borrower or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h) the filing of UCC (or equivalent) financing statements solely as a precautionary measure or required notice in connection with operating leases or consignment of goods;

(i) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(j) Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(k) [reserved];

(l) Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business or that do not interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole; provided that such Liens do not secure any Indebtedness;

(m) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(n) [reserved];

(o) securities to public utilities or to any Governmental Authority when required by the utility or other authority in connection with the supply of services or utilities to the Borrower and any Restricted Subsidiaries;

(p) servicing agreements, development agreements, site plan agreements and other agreements with any Governmental Authority pertaining to the use or development of any of the assets of the Person, provided same are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person;

(q) any security or quasi-security arising under any retention-of-title arrangement;

(r) [reserved];

(s) customary rights of first refusal or first offer, and tag, drag and similar rights in joint venture agreements;

(t) Liens arising from Permitted Investments described in clause (e) of the definition thereof; and

(u) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law in the ordinary course of business.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party (and any Guarantee thereof by Holdings) in the form of one or more series of senior secured notes or senior secured loans (or revolving commitments in respect thereof, with revolving commitments deemed loans in the full amount of such commitment); provided that (i) such Indebtedness is secured by the Collateral (and no other assets which are not Collateral) on a pari passu basis (but without regard to the control of remedies) with the Initial Term Loans, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, “AHYDO catch-up payments” or offers upon an event of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iv) such Indebtedness is not guaranteed by an entity that is not a Loan Party and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Pari Passu Intercreditor Agreement and any applicable Junior Intercreditor Agreement; provided that if such Indebtedness is incurred at a time when the Closing Date Intercreditor Agreement is no longer in effect, then the Borrower, the other Loan Parties, the Administrative Agent, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially in the form of the Pari Passu Intercreditor Agreement, together with any immaterial changes to provide for the sharing of the Collateral on a pari passu basis among the holders of the Secured Obligations that constitute Senior Secured First Lien Indebtedness and the holders of such Permitted First Priority Refinancing Debt (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Initial Term Loans). Permitted First Priority Refinancing Debt will include any Registered Equivalent Note issued in exchange therefor.

“Permitted Holders” means the Sponsor and limited partners of the Sponsor, Vista and limited partners of Vista, and the Management Investors.

“Permitted Investments” means any of the following, to the extent owned by Holdings or any Restricted Subsidiary:

(a) Dollars or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States (ii) Canada, (iii) Switzerland, (iv) United Kingdom, or (v) any member state of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member state of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks or (y) $100,000,000 in the case of non-U.S. banks, or the Dollar Equivalent (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States (ii) Canada, (iii) Switzerland, (iv) United Kingdom, or (v) any member state of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or its equivalent, or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of twelve (12) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, Canada, Switzerland, United Kingdom, a member of the European Union or by any political subdivision or taxing authority of any such state, member, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of twelve (12) months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized or incorporated in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than twenty-four (24) months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Junior Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party (and any Guarantee thereof by Holdings) in the form of one or more series of junior lien secured notes or junior lien secured loans (or revolving commitments in respect thereof, with revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness is secured by the Collateral on a junior lien basis to the Initial Term Loans and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, “AHYDO catch-up payments”, offers upon an event of default or excess cash flow payments (subject to the prior payment of the Loan Document Obligations or the prior offer thereof to prepay the Loan Document Obligations)) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iv) such Indebtedness is not guaranteed by any entity that is not a Loan Party and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Closing Date Intercreditor Agreement and/or Junior Intercreditor Agreement, as applicable; provided that if such Indebtedness is the initial Permitted Junior Priority Refinancing Debt incurred by the Borrower, then the Borrower, the other Loan Parties, the Administrative Agent, the Collateral Agent and the Senior Representatives for such Indebtedness shall have executed and delivered a Junior Intercreditor Agreement. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees (including original issue discount and fees incurred in connection with the resulting Indebtedness) and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; provided that the principal amount (or accreted value, if applicable) may exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended to the extent such excess amount (and the terms thereof) is otherwise permitted to be incurred under Section 6.01 (provided that such excess amount shall constitute a utilization of the relevant basket or exception under Section 6.01 pursuant to which such excess amount is permitted to be incurred), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), (a)(vii) or (a)(viii) (or except in the case of customary bridge loans which, subject to customary conditions (including no event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and (except in the case of revolving commitments) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (c) (1) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith) or otherwise reasonably satisfactory to the Administrative Agent and (2) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of security to the Initial Term Loans, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of security to the Initial Term Loans on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith)

or otherwise reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, it is understood and agreed that (x) notwithstanding anything in this Agreement to the contrary, in the case of any Indebtedness incurred to modify, refinance, refund, extend, renew or replace Indebtedness initially incurred in reliance on and measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such modification, refinancing, refunding, extension, renewal or replacement would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such modification, refinancing, refunding, extension, renewal or replacement, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as such incurrence otherwise constitutes a “Permitted Refinancing” and (y) a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Reorganization” means any re-organization or other similar activities among Holdings, the Borrower and the Restricted Subsidiaries related to Tax planning and re-organization, so long as, after giving effect thereto, (a) the Loan Parties are in compliance with the Collateral and Guarantee Requirement and Sections 5.11 and 5.12, (b) taken as a whole, the value of the Collateral securing the Secured Obligations and the Guarantees by the Loan Guarantors of the Secured Obligations are not materially reduced as reasonably determined by the Administrative Agent and (c) the Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the Security Documents are not materially impaired in the reasonable judgment of the Administrative Agent.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower and/or any Loan Party in the form of one or more series of unsecured notes or unsecured loans (or revolving commitments in respect thereof, with revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, “AHYDO catch-up payments” or offers upon an event of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iii) such Indebtedness is not guaranteed by any entity that is not a Loan Party, and (iv) such Indebtedness is not secured by any Lien on any property of Holdings, the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Election” has the meaning assigned to such term in Section 2.07(f).

“PIK Election Notice” means a notice duly executed by the Borrower substantially in the form of Exhibit C-3.

“PIK Interest Period” means (a) in the case of a Eurodollar Borrowing, the Interest Period with respect thereto and (b) in the case of an ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earlier of (i) one or three months thereafter, as elected by the Borrower in the applicable PIK Election Notice and (ii) the date on which such ABR Borrowing is converted into a Eurodollar Borrowing in accordance with Section 2.07.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is or has been in the past six years sponsored, maintained or required to be contributed to by a Loan Party or any ERISA Affiliate.

“Planned Expenditures” has the meaning assigned to such term in clause (b) of the definition of “Excess Cash Flow”.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Event” means:

(a) (i) any sale, transfer or other disposition of any property or asset of Holdings or any of its Restricted Subsidiaries permitted by Sections 6.05(f), (j), (k), (p) and (t), other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $15,000,000 in the case of any single transaction or series of related transactions and (B) $30,000,000 for all such transactions during any fiscal year of Holdings and (ii) any Casualty Event; or

(b) the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than any Credit Agreement Refinancing Indebtedness) or permitted by the Required Lenders pursuant to Section 9.02.

“Prepayment Percentage” means:

(a) with respect to Prepayment Events described in clause (b) of the definition of “Prepayment Event”, 100%; and

(b) with respect to Prepayment Events described in clause (a) of the definition of “Prepayment Event”, (x) from the Effective Date until the date on which a Compliance Certificate is delivered pursuant to Section 5.01(d) in respect of the first full fiscal quarter after the Effective Date, 100% and (y) thereafter, the applicable percentage set forth below under the caption “Prepayment Percentage”, as determined by reference to the Senior Secured Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(d).

Senior Secured Net Leverage Ratio	Prepayment Percentage
Greater than 6.00 to 1.00	100%
Less than or equal to 6.00 to 1.00 but greater than 5.25 to 1.00	50%
Less than or equal to 5.25 to 1.00	0%

For purposes of the foregoing, each change in the Prepayment Percentage resulting from a change in the Senior Secured Net Leverage Ratio shall be effective during the period commencing on and including the date a Compliance Certificate is delivered pursuant to Section 5.01(d) indicating such change and ending on the date immediately preceding the effective date of the next such change.

“Prime Rate” means, for any day, the “Prime Rate” as published by the Wall Street Journal for such day or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent); each change in the Prime Rate shall be effective on the date that such change is effective. The Prime Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Pro Forma Adjustment” means, for any Test Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of Holdings, the pro forma increase in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith to be reasonably anticipated to be realizable within eighteen (18) months following any applicable acquisition, Specified Transactions, dispositions, operational change or initiative as a result of actions taken or expected to be taken or a plan for realization shall have been established, for the purposes of realizing cost savings, operating expense reductions or other operating improvements and synergies; provided that (A) such calculation shall be made on a Pro Forma Basis as though such cost savings, operating expense reduction, other operating improvements and synergies (on a “run rate” basis) had been realized on the first day of such period and, for purposes of projecting such pro forma increase to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, such calculation shall be made on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and “run rate” synergies had been realized commencing on the first day of such period and that such cost savings, operating expense reductions, other operating improvements and synergies were realized on a “run rate” basis during the entirety of such Test Period, in each case, net of the amount of actual benefits realized from such actions, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Borrower in the Compliance Certificate and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings, operating expense reductions, other operating improvements and synergies or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and shall be subject to the 25% cap in clause (b) of the definition of Consolidated EBITDA as provided therein.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that

(a) to the extent applicable, the Pro Forma Adjustment and the Pro Forma Disposal Adjustment shall have been made and (b) the Transactions, all Specified Transactions, operational changes or initiatives described in the definition of “Pro Forma Adjustment” or “Consolidated EBITDA” and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Transaction, Specified Transaction, operational change or initiative (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of their respective Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any of their respective Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower or any of their respective Subsidiaries, and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Disposal Adjustment” means, for any Test Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith to be realizable within eighteen (18) months following the date the applicable Person, property, business, line of business, division, business unit or asset becomes a Sold Entity or Business as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal. Any such pro forma increase or decrease in Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Borrower in the Compliance Certificate.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA”.

“Pro Forma Financial Statements” means the unaudited consolidated pro forma balance sheet of Holdings and its Subsidiaries as of December 31, 2019, and the related unaudited pro forma consolidated statement of income of Holdings and its Subsidiaries as of and for the twelve-month period then ended, prepared after giving effect to the Transactions (and which may exclude, at the Borrower’s option, the impact of purchase accounting effects required by GAAP) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and any other adjustments as agreed by the Sponsor and the Initial Lenders (which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or (at the option of the Borrower) include adjustments for purchase accounting).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Proposed Asset Sale Sweep Prepayment” has the meaning assigned to such term in Section 2.11(b).

“Proposed Voluntary Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.

“Qualified Reporting Subsidiary” means any wholly-owned Restricted Subsidiary of Holdings that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of Holdings and its consolidated Subsidiaries.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Securitization Subsidiary and (b) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower).

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each applicable Additional Term Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Required Additional Debt Terms” means, with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than the Latest Maturity Date for the Initial Term Loans

(except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Latest Maturity Date for the Initial Term Loans), (b) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the Initial Term Loans, (c) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Initial Term Loans, such Indebtedness does not have scheduled amortization or mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, “AHYDO catch-up payments”, offers upon an event of default or, in the case of junior lien secured debt, excess cash flow payments (subject to the prior prepayment of the Loan Document Obligations or the prior offer thereof to prepay the Loan Document Obligations that constitute Senior Secured First Lien Indebtedness)) that could result in redemptions of such Indebtedness prior to the Latest Maturity Date, (d) such Indebtedness is not guaranteed by any entity that is not a Loan Party, (e) such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement and (f) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (unless (x) such terms and conditions are applicable only to periods after the Latest Maturity Date at such time, (y) the Lenders also receive the benefit of such more favorable terms and conditions or (z) such terms are reasonably satisfactory to the Administrative Agent) (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial covenant) (it being understood that, to the extent that any covenant, event of default, guarantee or other provision is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is either (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Latest Maturity Date at such time); provided that the Borrower may, in its sole discretion, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at least five (5) Business Days prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, controlling persons, trustees, administrators, managers, advisors and representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure or facility.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Repricing Transaction” means (a) the incurrence by the Borrower or any Loan Guarantor of any Indebtedness in the form of term debt financing (i) having an Effective Yield that is less than the Effective Yield for the Initial Term Loans and (ii) the proceeds of which are substantially concurrently used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any amendment to this Agreement with respect to the Initial Term Loans that results in an effective reduction in the Effective Yield for the Initial Term Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices and shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders” means, at any time, Lenders having Term Loans representing more than 50% outstanding Term Loans at such time; provided, that, with respect to any determination of Required Lenders, Affiliated Debt Funds cannot, in the aggregate, account for more than 49.9% of the amounts included in such determination as provided in Section 9.04(f)(ii).

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, statutory instruments, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, director, company secretary or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any authorized signatory, director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement”, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary.

“Restricted Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Restricted Subsidiary” means, unless otherwise specified, any Subsidiary of Holdings, other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“S&P” means S&P Global Ratings, and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the target of any comprehensive Sanctions (as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions” means any economic sanctions administered or enforced by the United States Government (including without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (“Sanctions Authorities”).

“Sanctions Authorities” has the meaning assigned to such term in the definition of “Sanctions”.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means the Loan Document Obligations.

“Secured Parties” means (a) each Lender, (b) the Administrative Agent (and each co-agent or sub-agent appointed by the Administrative Agent pursuant to Section 8.05), (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the permitted successors and assigns of each of the foregoing.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Qualified Securitization Facility that are customarily sold or pledged in connection with securitization transactions and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties and indemnities made in connection with such facilities) to Holdings, the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which Holdings, the Borrower or any Restricted Subsidiary sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Sections 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured on the Collateral on a pari passu or junior basis, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured First Lien Indebtedness” means any Indebtedness of Holdings and its Restricted Subsidiaries that is secured by a Lien on any asset of Holdings or any of the Restricted Subsidiaries, other than any such Indebtedness to the extent secured on a junior basis to the Liens granted under the Security Documents in favor of the Collateral Agent for the benefit of the Secured Parties in respect of the Initial Term Loans. For the avoidance of doubt, any loans made under the Existing First Lien Credit Agreement shall constitute Senior Secured First Lien Indebtedness.

“Senior Secured First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured First Lien Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Senior Secured Indebtedness” means any Indebtedness of Holdings and its Restricted Subsidiaries that is secured by a Lien on any asset of Holdings or any of the Restricted Subsidiaries.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(iii)(D) substantially in the form of Exhibit K.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit L, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Specified Discount Prepayment made pursuant to Section 2.11(a)(iii)(B) substantially in the form of Exhibit G.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit H, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(3).

“Specified Event of Default” means an Event of Default under Section 7.01(a), (b), (h) or (i).

“Specified Transaction” means any Investment, acquisition (including the commitment of activities constituting such business), sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, the termination or discontinuation of activities constituting any business, commencement of a New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis after giving Pro Forma Effect thereto.

“Sponsor” means each of GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP and in each case, each of their respective associated funds and each of their respective Affiliates (other than any portfolio companies of any of the foregoing).

“Springing Maturity Date” has the meaning assigned to such term in the definition of “Term Maturity Date.”

“Starter Basket” has the meaning assigned to such term in the definition of “Available Amount”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority to be applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other Requirements of Law. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more subsidiaries of such Person and (ii) any partnership, limited liability company, association, or other similar non-corporate entity in which such Person and/or one or more subsidiaries of such Person owns more than a 50% equity interest at the time.

“Subsidiary” means any direct or indirect subsidiary of Holdings (unless otherwise specified).

“Subsidiary Loan Party” means each Restricted Subsidiary of Holdings (other than the Borrower) that is a party to the Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Target Person” has the meaning assigned to such term in Section 6.04.

“Tax Distributions” has the meaning assigned to such term in Section 6.07(a)(vii)(A).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder. The amount of each Lender’s Term Commitment as of the Effective Date is set forth on Schedule 2.01. As of the Effective Date, the total Term Commitment is $260,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Term Loans and Other Term Loans, as the context requires.

“Term Maturity Date” means May 22, 2026 (or, with respect to any Term Lender that has extended the maturity date of its Term Loans in accordance with the terms of this Agreement, the extended maturity date set forth in the applicable Loan Modification Agreement, Refinancing Amendment or other amendment hereto); provided that, if, as of June 30, 2024 (the “Springing Maturity Date”), any Existing First Lien Loans, or refinancing Indebtedness in respect thereof, in each case that mature or require scheduled amortization in excess of 1.00% per annum or other scheduled payments of principal prior to June 30, 2024 remain outstanding, then the “Term Maturity Date” shall instead be the Springing Maturity Date. Upon the occurrence of the circumstances set forth in the proviso to the immediately preceding sentence, the Borrower shall provide written notice thereof to the Administrative Agent; provided that failure or delay in the provision of such notice shall not affect the operation of such proviso.

“Termination Date” means the date on which all Commitments have expired or been terminated and all Secured Obligations have been paid in full in cash (other than contingent obligations not yet accrued and payable).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b) or, at the option of the Borrower, in connection with a Limited Condition Transaction, the period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered to the Administrative Agent on or prior to the applicable LCT Test Date; provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of Holdings ended as of December 31, 2019.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Trademarks” has the meaning assigned to such term in the Collateral Agreement.

“Transaction” means each of the following transactions consummated or to be consummated in connection therewith:

(a) the execution and delivery of the Loan Documents to be entered into on the Effective Date and the funding of the Initial Term Loans on the Effective Date;

(b) the permanent reduction of all of the Revolving Commitments under (and as defined in) the Existing First Lien Credit Agreement and the repayment of all Revolving Loans (as defined in the Existing First Lien Credit Agreement) and other obligations outstanding thereunder (collectively, the “Existing Revolving Facility Refinancing”); and

(c) the payment of the Transaction Costs.

“Transaction Costs” means all fees, premiums, original issue discount, costs and expenses incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions, including fees, costs and expenses of any counsel, consultants and other advisors.

“Treasury Rate” means, with respect to the Initial Term Loans as of any date that an applicable prepayment or repricing is consummated, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such consummation date (or, if such Federal Reserve Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from such consummation date (or other relevant date) to (but not including) the second anniversary of the Effective Date; provided, however, that if the period from any date that an applicable prepayment or repricing is consummated to (but not including) the second anniversary of the Effective Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from any date that an applicable prepayment or repricing is consummated to (but not including) the second anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; provided, further, that in no case shall the Treasury Rate be less than zero. The Borrower will (a) calculate the Treasury Rate on the second Business Day preceding the applicable date that an applicable prepayment or repricing is consummated (or other relevant date) and (b) on or prior to such consummation date file with the Administrative Agent and the Lenders a certificate of a Responsible Officer of the Borrower setting forth the Make-Whole Amount and the Treasury Rate and showing the calculation of each in reasonable detail.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the interim, consolidated financial statements of the Borrower and its Subsidiaries for the months ended January 31, 2020, February 29, 2020 and March 31, 2020.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(C).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Vista” means Vista Equity Partners Management, LLC and its associated funds and each of their respective Affiliates, including Vista Equity Partners Fund IV, L.P. and Vista Equity Partners Fund V, L.P. (other than any portfolio companies of any of the foregoing).

“Voluntary Prepayment Offer Notice” has the meaning assigned to such term in Section 2.11(a)(ii).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case, without giving effect to any reductions of amortization or other scheduled payments for periods where amortization has been reduced as a result of the prepayment of the applicable Indebtedness. Notwithstanding anything herein to the contrary, the Weighted Average Life to Maturity shall not give effect to any “springing maturity date” unless such “springing maturity date” is actually triggered in accordance with its terms.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, or other similar non-corporate entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

SECTION 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any Organizational Document, agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such Organizational Document, agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein) except that any reference to any agreement, instrument or document as in effect on the date hereof or the Effective Date (as applicable) shall refer to such agreement, instrument or document as in effect on such date without giving effect to any subsequent amendment, restatement, supplement or other modification unless same has been approved by the requisite Lenders in accordance with Section 9.02, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any Requirement of Law or any law statute, treaty, rule, guideline, regulation, ordinance or code, shall, unless otherwise specified, refer to such Requirement of Law, law, statute, treaty, rule, guideline, regulation, ordinance or code as amended, modified or supplemented from time to time and shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, interpreting or administering such Requirement of Law, law, statute, treaty, rule, guideline, regulation, ordinance or code.

SECTION 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise prescribed herein.

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio, the Senior Secured First Lien Net Leverage Ratio and the Senior Secured Net Leverage Ratio shall be calculated on a Pro Forma Basis to give effect to the Transaction and all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.

SECTION 1.05 Effectuation of Transactions.

All references herein to Holdings, the Borrower and their respective Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06 Limited Condition Transactions.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, when calculating any applicable ratio, the amount or availability of the Available Amount or any other basket (including any baskets based on Consolidated EBITDA or total assets), designating Unrestricted Subsidiaries or determining other compliance with this Agreement (including the determination of compliance with representations, warranties or any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Limited Condition Transaction, the date of determination of such ratio, the amount or availability of the Available Amount or any other basket and determination of the accuracy of any representation or warranty or whether a Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant or provision shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be (i) with respect to debt prepayments, the time of delivery of irrevocable notice with respect to such prepayment, (ii) with respect to Restricted Payments, the time of the declaration of such Restricted Payments and (iii) with respect to all other Limited Condition Transactions, the date the definitive agreements for such Limited Condition Transaction are entered into (the applicable date in clauses (i), (ii) or (iii), the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction or other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period ending prior to the LCT Test Date or on the LCT Test Date, as applicable, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower and its Subsidiaries) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or other related transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated (subject to the proviso to the definition of “Limited Condition Transaction”).

SECTION 1.07 Currency Equivalents Generally.

For purposes of determining compliance as of any date with any covenant or incurrence test (other than the calculation of compliance with any financial ratio for purposes of taking action hereunder) under any Loan Document or for purposes of making any determination as to whether any Default or Event of Default has occurred hereunder or for any other specified purpose hereunder, amounts incurred or outstanding in currencies (other than Dollars) shall be translated into Dollars at the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publically available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency (the “Exchange Rate”), as in effect at 11:00 a.m. (London time) on the date of such Specified Transaction; provided that, if any Indebtedness or Liens are incurred to extend, replace, refund, refinance, renew or defease other Indebtedness or Liens denominated in currencies (other than Dollars) and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding, refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness). No Default or Event of Default shall arise as a result of changes in currency exchange rates occurring after the time any Specified Transaction has been consummated so long as such Specified Transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth above. For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 4.01(h)), as applicable, for the relevant

Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Swap Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness.

SECTION 1.08 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.09 Timing of Payment or Performance.

Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.10 Certifications.

All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

SECTION 1.11 Compliance with Certain Sections.

Without limiting the reclassification rights described in any Section of Article VI, for purposes of determining compliance with Article VI, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Affiliate transaction, restrictive agreement, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions of the same covenant then permitted pursuant to any clause or subsection of such Article VI (other than Sections 6.01(a)(i), 6.01(a)(xx), 6.02(i) and 6.02(xix)), such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified by the Borrower in any manner not expressly prohibited by this Agreement. If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA for the most recently completed fiscal quarter or any PIK Election, in each case, after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations or PIK Elections. Each direct or indirect Subsidiary of Holdings that is required to be joined and is joined as a Loan Party pursuant to Section 5.11 shall, until the completion of such joinder, be deemed for the purposes of Article VI of this Agreement to be a Loan Party from and after the Effective Date (or, if later, the date of formation or acquisition of such subsidiary). In the event that any “basket” contained in Article VI (or any defined term referred to therein) based on a fixed amount and/or a percentage of Consolidated

EBITDA corresponds to an equivalent “basket” in Article VI of the Existing First Lien Credit Agreement, then any utilization of such “basket” under the Existing First Lien Credit Agreement as of the Effective Date shall be deemed to have also utilized the equivalent “basket” in Article VI to the same extent.

SECTION 1.12 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

Subject to the terms and conditions set forth herein, each Term Lender severally, and not jointly, agrees to make Term Loans to the Borrower on the Effective Date denominated in Dollars in a principal amount not exceeding such Term Lender’s Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, each Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of one or more outstanding Eurodollar Borrowings may be in an aggregate amount that is equal to such outstanding Borrowings. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

SECTION 2.03 Requests for Borrowings.

To request a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by email or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower substantially in the form of Exhibit C-1 (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Effective Date, two (2) Business Days) or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, two (2) Business Days prior to the date of the proposed Borrowing, or, in each case, such later time as is acceptable to the Administrative Agent. Each such written Borrowing Request shall specify the following information:

(i) the Class of the applicable Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account or accounts to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified as to any requested Borrowing in Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to an account of the Borrower designated by the Borrower.

(b) [Reserved].

(c) The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.03(c).

SECTION 2.07 Interest Elections.

(a) Each Term Borrowing of the applicable Class initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by facsimile or other electronic transmission of a written Interest Election Request signed by the Borrower, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing in excess of one (1) month.

(f) Notwithstanding anything to the contrary herein, but subject to Section 2.13(h) and any adjustment in interest rate contemplated by Section 2.13 and by the definition of “Applicable Rate,” with respect to any PIK Interest Period for Initial Term Loans ending prior to the third anniversary of the Effective Date, the Borrower may elect (a “PIK Election”) to have all or a portion of the interest for such PIK Interest Period paid in kind; provided that any PIK Election made with respect to any period that ends prior to the second anniversary of the Effective Date must apply to the entire interest payment for such period. In order to make a PIK Election for a particular PIK Interest Period, the Borrower must deliver a PIK Election Notice to the Administrative Agent by 5:00 p.m. (New York City time) at least two (2) Business Days prior to the first day of such PIK Interest Period, in which case, on and as of each applicable Interest Payment Date for such PIK Interest Period, such portion of accrued interest so elected to be paid-in-kind shall be automatically capitalized and added to (and constitute part of) the then-outstanding principal amount of the Initial Term Loans on the applicable Interest Payment Date for all purposes of this Agreement and the other Loan Documents, and shall bear interest in accordance with this Agreement. For the avoidance of doubt, the Interest Periods and Interest Payment Dates applicable to the Initial Term Loans shall not be affected by any PIK Election (other than with respect to the payment of the applicable interest payment (or the portion thereof, as applicable) in kind rather than in cash in accordance with this Section 2.07(f) and the modification of the rate of such interest as provided herein). If the Borrower shall have failed to deliver a PIK Election Notice in respect of a PIK Interest Period prior to the deadline required under this Section 2.07(f), then no PIK Election shall apply to such PIK Interest Period and the interest payment for such Interest Period shall be paid entirely in cash.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Term Commitments shall automatically terminate and be permanently reduced to zero upon funding of the Term Loans on the Effective Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class subject only to the premium described in Section 2.11(a)(i), provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 unless such amount represents all of the remaining Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) [Reserved].

(c) Each Lender shall maintain in accordance with its usual practice accounts or records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal (including, for the avoidance of doubt, the amount of interest that has been added to the outstanding principal of the Initial Term Loans pursuant to any PIK Election) and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall, in connection with the maintenance of the Register in accordance with Section 9.04(b)(iv), maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal (including, for the avoidance of doubt, the amount of interest that has been added to the outstanding principal of the Initial Term Loans pursuant to any PIK Election) or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) and (d) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(f) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

SECTION 2.10 Repayment of Principal.

(a) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(b) Prior to any prepayment of any Term Borrowings of any Class hereunder pursuant to Section 2.11(a)(i), 2.11(c) or 2.11(d), the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing by facsimile or other electronic transmission of such election not later than 2:00 p.m., New York City time, one (1) Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, such payments shall be applied on a pro rata basis to the Term Borrowings outstanding. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid plus (if applicable) the Applicable Prepayment Premium with respect thereto.

SECTION 2.11 Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part; provided that if the Borrower makes a voluntary prepayment of Initial Term Loans pursuant to this Section 2.11(a)(i) or a mandatory prepayment of Initial Term Loans pursuant to Section 2.11(c) (other than with respect to a Prepayment Event described in clause (a)(ii) of the definition thereof), or effects any Repricing Transaction, in each case prior to the date that is three years after the Effective Date, such prepayment or Repricing Transaction shall be accompanied by a premium (the “Applicable Prepayment Premium”) equal to:

(A) if the aggregate amount of the Initial Term Loans so prepaid or repriced during such period is less than or equal to $91,000,000, 3.00% of the principal amount of the Initial Term Loans so prepaid or repriced; or

(B) if the aggregate amount of the Initial Term Loans so prepaid or repriced during such period is greater than $91,000,000, then (x) the first $91,000,000 of such Initial Term Loans shall be subject to the premium described in clause (A) above and (y) all amounts in excess of $91,000,000 shall be subject to a premium equal to:

(1) if such prepayment is made prior to the date that is two years after the Effective Date, the Make-Whole Amount with respect to the principal amount of the Initial Term Loans so prepaid or repriced; or

(2) if such prepayment is made on or after the date that is two years after the Effective Date but prior to the date that is three years after the Effective Date, 6.00% of the principal amount of the Initial Term Loans so prepaid or repriced;

provided that, for the avoidance of doubt, in the case of a prepayment or repricing of Initial Term Loans to which the preceding clause (B) applies, the Applicable Prepayment Premium with respect thereto shall be allocated (x) first, in accordance with preceding clause (B)(x) on a pro rata basis among the Lenders holding the Initial Term Loans and (y) second, in accordance with preceding clause (B)(y) on a pro rata basis among the Lenders holding the Initial Term Loans.

Notwithstanding anything to the contrary contained herein, (x) the Applicable Prepayment Premium shall be due whether or not such prepayment occurred before or after an Event of Default has occurred or is continuing, whether or not there has been an acceleration of the maturity of the Initial Term Loans, before or after the commencement of any voluntary or involuntary proceeding under any Debtor Relief Law, and whether or not in connection with a Change of Control and (y) if the Initial Term Loans become due and payable prior to the third anniversary of the Effective Date as a result of the acceleration of the maturity thereof in connection with an Event of Default or in connection with a voluntary or involuntary proceeding under any Debtor Relief Law, an amount equal to the Applicable Prepayment Premium with respect to the Initial Term Loans then outstanding shall become immediately due and payable.

The Lenders and the Loan Parties agree that: (i) a prepayment or repayment of the Initial Term Loans pursuant to Section 2.11(a)(i); (ii) a prepayment or repayment of the Initial Term Loans pursuant to Section 2.11(c) (other than with respect to a Prepayment Event described in clause (a)(ii) of the definition thereof); (iii) a Repricing Transaction with respect to the Initial Term Loans or (iv) an acceleration of all or any portion of the Initial Term Loans following an Event of Default (including due to the operation of the clause in Section 7.01 appearing after the final semi-colon therein), in each case, shall cause commercial harm to the interests of the Lenders and the prepayment premium payable pursuant to this Section 2.11(a)(i) (x) constitutes reasonable and proportionate compensation for such harm, (y) is the product of an arm’s length transaction between sophisticated parties having received independent legal advice and (z) is payable notwithstanding the then prevailing market conditions at the time payment of the prepayment premium is made, and the Lenders have agreed to provide the Initial Term Loans in reliance on each such acknowledgement by the Loan Parties party hereto. The parties hereto acknowledge and agree that (i) payment of the Applicable Prepayment Premium constitutes liquidated damages and is not a penalty (and is an inducement to each Lender to provide and/or maintain the Initial Term Loans), (ii) the actual amount of damages to the Lenders or profits lost by the Lenders as a result of prepayment, repayment or repricing hereunder would be impracticable and extremely difficult to ascertain; and (iii)

the amount of the Applicable Prepayment Premium is provided by mutual agreement of the Loan Parties party hereto and the Lenders, as a reasonable estimation and calculation of the damages that the Lenders would incur upon the occurrence of an applicable prepayment, repayment or repricing hereunder and the Applicable Prepayment Premium is reasonable in light of the circumstances. The Applicable Prepayment Premium shall be fully earned, and due and payable, on the date of such payment, prepayment, repayment or repricing, or on the date such payment, prepayment, repayment or repricing is required to be made, as applicable, and non-refundable when made. If all or any portion of an Initial Term Loan is accelerated for any reason pursuant to the terms herein, the Applicable Prepayment Premium shall be calculated as if the date of acceleration of such Initial Term Loan was the date of prepayment of such Initial Term Loan (or the relevant portion thereof). The parties hereto further acknowledge and agree that the Applicable Prepayment Premium is not intended to act as a penalty or to punish the Loan Parties or their respective Subsidiaries for any such prepayment, repayment or repricing, as applicable. The Loan Parties’ obligation to pay the Applicable Prepayment Premium will not be subject to counterclaim or setoff for, or otherwise be affected by, any claim or dispute any Loan Party or any Subsidiary thereof may have (other than a claim of payment). Each Loan Party hereto expressly waives the provisions of any present or future law which prohibits or may prohibit the collection of the prepayment premium in any of the circumstances set forth in this Section 2.11(a)(i) and expressly acknowledges that its agreement to pay the prepayment premium hereunder has been relied upon by the Lenders in providing the Initial Term Loans and/or becoming a Lender.

(ii) If the Borrower intends to make a voluntary prepayment of Existing First Lien Loans (other than in connection with a Permitted Refinancing (as defined in the Existing First Lien Credit Agreement as in effect on the Effective Date) of such Existing First Lien Loans) (the amount of such intended voluntary prepayment, the “Proposed Voluntary Prepayment”), the Borrower must first notify the Administrative Agent in writing and, therein, offer to make a voluntary prepayment of Term Loans in an aggregate principal amount equal to the product of (x) the amount of such Proposed Voluntary Prepayment and (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans and the denominator of which is the aggregate outstanding principal amount of Term Loans and Existing First Lien Loans, taken together (such notice and offer, the “Voluntary Prepayment Offer Notice”). Each Lender shall be entitled to accept or decline its pro rata share of any such offer in its sole discretion; provided, that if the Borrower has not been notified by the Administrative Agent within two (2) Business Days after the Borrower delivered the Voluntary Prepayment Offer Notice that any Lender has accepted such offer, such Lender shall be deemed to have declined the prepayment offer. If any Lender accepts such prepayment offer, the Borrower shall prepay such Lender’s Term Loan in an amount equal to such Lender’s pro rata share of the Proposed Voluntary Prepayment within one (1) Business Day after it makes the corresponding voluntary prepayment under the Existing First Lien Credit Agreement. For the avoidance of doubt, the Applicable Prepayment Premium shall not apply to any prepayment of Term Loans made pursuant to this Section 2.11(a)(ii).

(iii) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, Holdings, the Borrower or any of their respective Subsidiaries may offer to prepay all or a portion of the outstanding Class of any Term Loans on the following basis:

(A) Holdings, the Borrower or any of their respective Subsidiaries shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(iii); provided that (x) Holdings, the Borrower or any of their respective Subsidiaries shall not initiate any action under this Section 2.11(a)(iii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by Holdings, the Borrower or any of their respective Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date Holdings, the Borrower or any of their respective Subsidiaries were notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of Holdings’, the Borrower’s or any of their respective Subsidiaries’ election not to accept any Solicited Discounted Prepayment Offers and (y) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B) (1) Subject to the proviso to subsection (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of Holdings, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, Holdings, the Borrower or any of their respective Subsidiaries will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount

Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) Holdings, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, the Borrower or any of their respective Subsidiaries shall be due and payable by Holdings, the Borrower or any of their respective Subsidiaries on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Holdings, the Borrower or any of their respective Subsidiaries (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, the

Borrower or any of their respective Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). Holdings, the Borrower or any of their respective Subsidiaries agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, Holdings, the Borrower or any of their respective Subsidiaries will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) Holdings, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, the Borrower or any of their respective Subsidiaries shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans, Holdings, the Borrower or any of their respective Subsidiaries is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid subject to such Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide Holdings, the Borrower or any of their respective Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Holdings, the Borrower or any of their respective Subsidiaries shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Holdings, the Borrower or any of their respective Subsidiaries (the “Acceptable Discount”), if any. If Holdings, the Borrower or any of their respective Subsidiaries elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Holdings, the Borrower or any of their respective Subsidiaries from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), Holdings, the Borrower or any of their respective Subsidiaries shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Holdings, the Borrower or any of their respective Subsidiaries by the Acceptance Date, Holdings, the Borrower or any of their respective Subsidiaries shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Holdings, the Borrower or any of their respective Subsidiaries at the Acceptable Discount in accordance with this Section 2.11(a)(iii)(D). If Holdings, the Borrower or any of their respective Subsidiaries elects to accept any Acceptable Discount, then Holdings, the Borrower or any of their respective Subsidiaries agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). Holdings, the Borrower or any of their respective Subsidiaries will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) Holdings, the Borrower or any of their respective Subsidiaries of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, Holdings, the Borrower or any of their respective Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings, the Borrower or any of their respective Subsidiaries in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, Holdings, the Borrower or any of their respective Subsidiaries shall prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings, the Borrower or any of their respective Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. New York City time on the Discounted Prepayment Effective Date. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(iii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(iii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings, the Borrower or any of their respective Subsidiaries.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(iii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of Holdings, the Borrower or any of their respective Subsidiaries and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(iii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and their respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(iii) as well as activities of the Auction Agent.

(J) Holdings, the Borrower or any of their respective Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(iii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) If the Borrower intends to make a mandatory prepayment of Existing First Lien Loans pursuant to Section 2.11(c) of the Existing First Lien Credit Agreement with respect to an event described in clause (a)(i) of the definition of “Prepayment Event” as defined in the Existing First Lien Credit Agreement, as in effect on the Effective Date (the amount of such intended mandatory prepayment, the “Proposed Asset Sale Sweep Prepayment”), the Borrower must first notify the Administrative Agent in writing and, therein, offer to make a prepayment of Term Loans in an aggregate principal amount equal to the product of (x) the amount of such Proposed Asset Sale Sweep Prepayment and (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans and the denominator of which is the aggregate outstanding principal amount of Term Loans and Existing First Lien Loans, taken together (such notice and offer, the “Mandatory Prepayment Offer Notice”). Each Lender shall be entitled to accept or decline its pro rata share any such offer in its sole discretion; provided, that if the Borrower has not been notified by the Administrative Agent within two (2) Business Days after the Borrower delivered the Mandatory Prepayment Offer Notice that any Lender has accepted such offer, such Lender shall be deemed to have declined the prepayment offer. If any Lender accepts such prepayment offer, the Borrower shall prepay such Lender’s Term Loans in an amount equal to such Lender’s pro rata share of the Proposed Asset Sale Sweep Prepayment within one (1) Business Day after it makes the corresponding mandatory prepayment under the Existing First Lien Credit Agreement. For the avoidance of doubt, the Applicable Prepayment Premium shall not apply to any prepayment of Term Loans made pursuant to this Section 2.11(b).

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”, on the date of such Prepayment Event), prepay Initial Term Loans in an aggregate amount equal to (x) the Prepayment Percentage of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if Holdings, the Borrower or any of the Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds in the business of the Borrower and the other Restricted Subsidiaries, then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or if committed to be so invested within such 12-month period, have not been so invested within six months following such 12-month period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided, further, that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any Other Term Loans, the Existing First Lien Loans or other Indebtedness, in each case that is secured by the Collateral on a pari passu basis with the Initial Term Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Initial Term Loans and such other Indebtedness.

(d) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2020, the Borrower shall prepay Initial Term Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that, at the election of the Borrower, such amount shall be reduced by the aggregate amount of voluntary prepayments and repurchases of (i) Term Loans made pursuant to Section 2.11(a) or otherwise in a manner not prohibited by Section 9.04(g) during such fiscal year or after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(iii) or repurchases pursuant to Section 9.04(g) shall be limited to the actual amount of such cash prepayment or repurchase) and (ii) other Senior Secured First Lien Indebtedness (provided that (x) in the case of the prepayment of any revolving loans, there is a corresponding reduction in commitments and (y) the reduction as a result of such prepayments and repurchases shall be limited to the actual amount of such cash prepayment or repurchase) made during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) (excluding in the case of clauses (i) and (ii) all such prepayments and repurchases funded with the proceeds of other long term Indebtedness). The Borrower may use a portion of such Excess Cash Flow prepayment to prepay or repurchase any Other Term Loans, the Existing First Lien Loans, or other Indebtedness, in each case that is secured by the Collateral on a pari passu basis with the Initial Term Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof based on Excess Cash Flow, in each case in an amount not to exceed the product of (x) the amount of such Excess Cash Flow prepayment and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Initial Term Loans and such other Indebtedness. Each prepayment of Initial Term Loans pursuant to this paragraph shall be made on or before the date that is ten (10) business days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated. Notwithstanding anything herein to the contrary, no prepayment under this Section 2.11(d) shall be required with respect to any fiscal year to the extent Excess Cash Flow for such fiscal year is less than or equal to $2,500,000 (and only amounts in excess of $2,500,000 shall be required to be prepaid).

(e) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. Except as otherwise provided in any Refinancing Amendment, Loan Modification Agreement or otherwise herein, in the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment shall be allocated among the Classes of Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each Class; provided that any Term Lender (and, to the extent provided in the Refinancing Amendment or Loan Modification Agreement for any Class of Other Term Loans, any Lender that holds Other Term Loans of such Class) may elect, by written notice to the Administrative Agent by facsimile at least two (2) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined (and not used pursuant to the immediately following sentence) shall be retained by Holdings or its Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”). An amount equal to any portion of a mandatory prepayment of Term Borrowings that is declined by the Lenders under this Section 2.11(e) shall, to the extent not prohibited hereunder or under the documentation governing the Permitted First Priority Refinancing Debt or any Pari Passu Intercreditor Agreement, be applied by the Borrower to prepay, pari passu Indebtedness, Junior Financing or Permitted Junior Priority Refinancing Debt to the extent required by the documentation governing such Indebtedness or be retained to be used for any other purposes not prohibited hereunder. Except as otherwise provided in any Refinancing Amendment, Loan Modification Agreement or otherwise herein, optional prepayments of Borrowings of Term Loans should be allocated among the Classes of Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each Class. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid.

(f) The Borrower shall notify the Administrative Agent of (x) any optional prepayment pursuant to Section 2.11(a)(i) in writing (by facsimile or other electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one (1) Business Day before the date of prepayment and (y) any mandatory prepayment pursuant to Section 2.11(c) in writing (by facsimile or other electronic communication) of any payment hereunder no later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i) and Section 2.16, shall be without premium or penalty.

(g) Notwithstanding any other provisions of Section 2.11(b), (c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event by a Subsidiary of Holdings that is organized or incorporated under the laws of a jurisdiction other than the United States, any state, commonwealth or territory thereof or the District of Columbia, giving rise to a prepayment pursuant to Section 2.11(b), (c) or (d) (a “Restricted Prepayment Event”) or Excess Cash Flow are prohibited or delayed by applicable local law (including financial assistance, corporate benefit, restrictions on repatriating or upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(b), (c) or (d), as the case may be, and such amounts may be retained by such Subsidiary, (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow would have an adverse (other than de minimis) tax consequence to any Loan Party, Subsidiary or, to the extent pass-through entities, any direct or indirect equity holder thereof with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(b), (c) or (d), as the case may be, and such amounts may be retained by such Subsidiary, (C) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow would violate any material organizational document restrictions (as a result of minority ownership) and restrictions in other material agreements (to the extent not in violation of Section 6.09), the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(b), (c) or (d), as the case may be, and such amounts may be retained by such Subsidiary and (D) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow could reasonably give rise to a risk of liability for the directors of such Subsidiary under applicable local law, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(b), (c) or (d), as the case may be, and such amounts may be retained by such Subsidiary; provided that (i) Holdings, the Borrower and each Restricted Subsidiary hereby agrees to use commercially reasonable efforts (as determined in the Borrower’s reasonable business judgment) to overcome or eliminate any such restrictions on repatriation even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Proceeds will otherwise be subject to repayment under this Section 2.11, and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event could reasonably be expected to have adverse Tax consequences (other than de minimis consequences) for Holdings, the Borrower or any Restricted Subsidiary with respect to such Net Proceeds, an amount equal to such Net Proceeds that would be so affected will not be subject to repayment under this Section 2.11 and such amounts shall be available for general corporate purposes of the Loan Parties and their Subsidiaries as long as not required to be prepaid in accordance with this Section 2.11. For the avoidance of doubt, Borrower shall be permitted to make any repayments required by Section 2.11(b), (c) or (d) from any source of funds and shall not be required to make any repayments from funds contained in any particular Loan Party. The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or Event of Default and such amounts shall be available for working capital and general corporate purposes of the Loan Parties and their Subsidiaries as long as not required to be prepaid in accordance with such provisions. Notwithstanding the foregoing, any payments actually made by the Loan Parties shall be applied net of an amount equal to the additional Taxes of Holdings, its Subsidiaries and the direct and indirect holders of Equity Interests in Holdings that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs.

SECTION 2.12 Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Agent Fee Letter.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at (x) unless the following clause (y) applies, the Alternate Base Rate plus the Applicable Rate, payable in cash and (y) if a PIK Election has been made in accordance with Section 2.07(f) with respect to any Initial Term Loans comprising an ABR Borrowing:

(i) for any date occurring prior to the second anniversary of the Effective Date, 11.50% per annum, payable in kind, and

(ii) for any date occurring on and after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, (A) with respect to the portion of the ABR Borrowing for which the PIK Election was made, the sum of (x) 5.00% per annum, payable in kind and (y) the Alternate Base Rate plus the Applicable Rate, payable in cash and (B) with respect to the remaining portion of the ABR Borrowing, if any, the Alternate Base Rate plus the Applicable Rate, payable in cash.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at (x) unless the following clause (y) applies, the Adjusted LIBO Rate, in each case for the Interest Period in effect for such Borrowing plus the Applicable Rate, payable in cash and (y) if a PIK Election has been made in accordance with Section 2.07(f) with respect to any Initial Term Loans comprising a Eurodollar Borrowing:

(i) for any date occurring prior to the second anniversary of the Effective Date, 11.50% per annum, payable in kind, and

(ii) for any date occurring on and after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, (A) with respect to the portion of the Eurodollar Borrowing for which the PIK Election was made, the sum of (x) 5.00% per annum, payable in kind and (y) the Adjusted LIBO Rate, in each case for the Interest Period in effect for such Borrowing plus the Applicable Rate, payable in cash and (B) with respect to the remaining portion of the Eurodollar Borrowing, if any, the Adjusted LIBO Rate plus the Applicable Rate, payable in cash.

(c) [Reserved].

(d) Notwithstanding the foregoing, if upon the occurrence and during the continuance of any payment Event of Default, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(a) or (b) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14 have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor (acting reasonably) to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and that is administratively feasible for the Administrative Agent to implement, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective upon execution thereof by the Borrower and the Administrative Agent without any further action or consent of any other party to this Agreement. Notwithstanding the foregoing, if any alternate rate of interest implemented pursuant to this Section 2.13(g) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(h) Notwithstanding anything to the contrary in this Agreement, if any Loan would otherwise constitute an AHYDO, before the close of each accrual period ending after the fifth anniversary of the issue date of such Loan, the Borrower shall make such cash payments of accrued interest and/or principal that is the minimum amount necessary to ensure that such Loan is not treated as an AHYDO.

SECTION 2.14 Alternate Rate of Interest.

If at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”);

(c) the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, in the event any Loans are so affected, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(d) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 2.14 and/or is advised by the Required Lenders of their determination in accordance with clause (b) of this Section 2.14 and the Borrower shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of Sections 2.13(g) and 2.14.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Excluded Taxes and Indemnified Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest, premium or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the

Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market, for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt of such demand; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any loss, cost or expense more than 180 days prior to the date that such Lender delivers such certificate. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.16 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable credit facilities.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent (including, for the avoidance of doubt, the Administrative Agent or any Loan Party) shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Borrower shall not be obligated to make payment to the Administrative Agent or a Lender, as the case may be, for penalties, interest or expenses attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender, as applicable, as determined by a court of competent jurisdiction by final and non-appealable judgment. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties for such Taxes pursuant to this Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to this Section 2.17) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses, and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 2.17(d). The agreements in this Section 2.17(d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, any assignment of rights by a Loan Party, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(e) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, (i) complete any documentation required for the Borrower or the Administrative Agent, as applicable, to obtain clearance to make payments under the Loan Documents without, or with a reduction in, any withholding Tax and to determine whether or not such Lender is subject to backup withholding or information reporting requirements and (ii) provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.17(f)), deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to Tax at a rate reduced by an applicable Tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 2.17(f)(i), (ii)(A) through (D), and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, a United States Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, Internal Revenue Service Form W-9, Internal Revenue Service Form W-8IMY (or other successor forms) and/or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, a United States Tax Compliance Certificate substantially in the form of Exhibit N-4 may be provided by such Foreign Lender on behalf of each such direct or indirect partner), or

(E) two properly completed and duly signed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or a Lender receives a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to promptly repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the

Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Notwithstanding anything to the contrary, this Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person. Notwithstanding anything herein to the contrary, the Borrower shall not be required to compensate such Lender for any amount incurred under this Section 2.17 more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(h) The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i) For purposes of this Section 2.17, the term “applicable Requirements of Law” includes FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, premium or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time, on the date when due), in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made in Dollars to such account as may be specified by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, premium and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest, premium and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, premium and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest, premium or on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest, premium and fees thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest, premium and fees on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans of that Class or any increase in the Applicable Rate or interest rate pursuant to a PIK Election in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Disqualified Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued but unpaid interest thereon, any Applicable Prepayment Premium that would be payable in the event that such Loans were prepaid on the effective date of such assignment pursuant to Section 2.11(a)(i) (unless the Lender is a Disqualified Lender in which case no Applicable Prepayment Premium shall be due notwithstanding any other provision in this Agreement to the contrary), accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of any Applicable Prepayment Premium and all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20 [Reserved].

SECTION 2.21 Refinancing Amendments.

(a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Term Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause will be deemed to include any then outstanding Other Term Loans), in the form of Other Term Loans or Other Term Commitments, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will be unsecured or will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, and (iii) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of any outstanding Term Loans in accordance with Section 2.11(a)(i). The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the conditions as agreed between the lenders providing such Credit Agreement Refinancing Indebtedness and the Borrower. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $10,000,000 in the case of Other Term Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.

(b) If, in connection with any proposed Refinancing Amendment with respect to any Class of Loans, any Lender of such Class declines to provide any portion of the Credit Agreement Refinancing Indebtedness on the terms provided by the other Lenders providing such Credit Agreement Refinancing Indebtedness (each such Lender, a “Non-Refinancing Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Refinancing Lender, cause such Lender to (and such Lender shall be obligated to (and to the extent such Non-Refinancing Lender does not execute such Refinancing Amendment, such Refinancing Amendment shall nonetheless be effective without such signature of the Non-Refinancing Lender)) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the applicable Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) in connection with such Refinancing Amendment; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) such Non-Refinancing Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the applicable Class assigned by it pursuant to this Section 2.21(b), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (b) in connection with an assignment pursuant to clause (i), no processing and recordation fee specified in Section 9.04(b) shall be payable in connection therewith. If any applicable Lender shall be deemed a Non-Refinancing Lender and is required to assign all or any portion of its Initial Term Loans prior to the three year anniversary of the Effective Date, the Borrower shall pay such Non-Refinancing Lender the Applicable Prepayment Premium set forth in the proviso to Section 2.11(a)(i) as if such Non-Refinancing Lender’s Initial Term Loans were being voluntarily prepaid on such date.

(c) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22 [Reserved].

SECTION 2.23 Illegality.

If any Lender reasonably determines that any law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to Borrower through the Administrative Agent (i) any obligation of such Lender to make or continue Eurodollar Loans in the affected currency or currencies or to convert ABR Loans to Eurodollar Loans in the affected currency or currencies shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted

LIBO Rate thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, and any such prepayment shall be accompanied by any Applicable Prepayment Premium that would be payable on a voluntary prepayment of the applicable Loan pursuant to Section 2.11(a)(i).

SECTION 2.24 Loan Modification Offers.

(a) At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, Borrower, each applicable Accepting Lender and the Administrative Agent (provided that, if such amendment does not affect the rights, duties, privileges or obligations of the Administrative Agent, the Administrative Agent shall only be required to acknowledge such amendment). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.

(c) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts (including the Applicable Prepayment Premium that would be payable, if any, as if such assignment was a voluntary prepayment of the Loans of such Non-Accepting Lender pursuant to Section 2.11(a)(i)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) the processing and recordation fee specified in Section 9.04(b) shall be payable by the Borrower.

(d) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that as of the Effective Date:

SECTION 3.01 Organization; Powers.

Subject to the Legal Reservations, each of Holdings, the Borrower and the Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the jurisdiction of organization of such Person) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the cases of clause (a) (other than with respect to the Borrower), clause (b) and clause (c), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3.03 Governmental Approvals; No Conflicts.

Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets (including the Existing First Lien Loan Documents), or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary (other than Liens created under the Loan Documents) except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Historical Audited Financial Statements and the Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Pro Forma Financial Statements have been prepared in good faith, based on assumptions and adjustments believed by the Borrower to be reasonable as of the date of delivery thereof, and, to the knowledge of Holdings and the Borrower, present fairly in all material respects on a pro forma basis the estimated unaudited financial position of Holdings and its Subsidiaries as at December 31, 2019 and their estimated unaudited results of operations for the period covered thereby, subject to audit adjustments.

(c) Since the Effective Date, there has been no Material Adverse Effect.

SECTION 3.05 Properties.

Each of Holdings, the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid interests in, all its real and tangible personal property material to its business, if any (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Effective Date, there is no Material Real Property.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.06, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability or (iii) has received written notice of any claim, citation, investigation, or remedial or corrective action obligation, with respect to any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements.

Each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures and other agreements and instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes required to be paid, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

SECTION 3.10 ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan sponsored by a Loan Party is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the three year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA. There exists no Unfunded Pension Liability with respect to Plans in the aggregate (taking into account only Plans with positive Unfunded Pension Liability) except as would not be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect: (i) each employee benefit plan (as defined in Section 3(2) of ERISA) sponsored by Holdings or the Borrower that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service; (ii) to the knowledge of Holdings and the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status; and (iii) there are no pending or, to the knowledge of Holdings and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

SECTION 3.11 Disclosure.

As of the Effective Date, all written factual information and written factual data (other than projections, any pro forma financial information (including the Pro Forma Financial Statements), budgets, other forward-looking information or information consisting of statements, estimates or forecasts regarding the future condition of the industries in which the Loan Parties operate and information of a general economic or industry specific nature) made available by the Borrower or its representatives, in their official capacity as such, to the Administrative Agent or any Lender in connection with the Transactions, when taken as a whole after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to the projections of Holdings and its Subsidiaries, Holdings and the Borrower represent that such projections, when taken as a whole, were prepared in good faith based upon assumptions believed by them to be reasonable at the time furnished, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

SECTION 3.12 Subsidiaries. As of the Effective Date, after giving effect to the Transactions to occur on the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of each Subsidiary of Holdings.

SECTION 3.13 Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings, the Borrower and the Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted. Neither Holdings, the Borrower nor any Restricted Subsidiary, in the operation of its business as currently conducted, is infringing upon the Intellectual Property of any Person, except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation challenging the use of any Intellectual Property by Holdings, the Borrower or any Restricted Subsidiary or the validity or enforceability of any Intellectual Property owned by Holdings, the Borrower or any Restricted Subsidiary is pending or, to the knowledge of Holdings and the Borrower, threatened in writing against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Solvency.

As of the Effective Date, immediately after, and giving Pro Forma Effect to, the consummation of each of the Transactions to occur on the Effective Date, after taking into account, and giving effect to, all applicable rights of indemnity and contribution, as of such time, (a) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (b) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; (c) the present fair and saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries as they become absolute and matured in the ordinary course; and (d) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

SECTION 3.15 Federal Reserve Regulations.

No part of the proceeds of the Loans will be used by Holdings or any Subsidiary, directly or indirectly, to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors) or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.16 USA PATRIOT Act; OFAC and Anti-Corruption.

(a) The Borrower will not, directly or, knowingly, indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of funding activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any Sanctioned Country, in each case, in violation of Sanctions, or in any other manner that would result in a violation by any party to this Agreement of Sanctions applicable to such party. The Borrower will not use the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of the government, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-corruption law.

(b) Each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance in all material respects with (i) applicable regulations and other Sanctions, (ii) Title III of the USA Patriot Act and (iii) the FCPA and any other applicable anti-corruption law.

(c) None of Holdings, the Borrower, any of the Restricted Subsidiaries, one or more individuals or entities holding 50% or more of the equity interests of Holdings, or, to the knowledge of the Borrower, any director, officer, employee or agent thereof, are individuals or entities currently on OFAC’s list of Specially Designated Nationals and Blocked Persons and/or any similar list maintained by any Sanctions Authority, or located, organized or resident in a Sanctioned Country.

(d) As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct.

SECTION 3.17 Security Documents

(a) Except as otherwise contemplated hereby or under any other Loan Documents (including, for the avoidance of doubt, the Closing Date Intercreditor Agreement), the provisions of the Security Documents and any other documents and instruments necessary to satisfy the Collateral and Guarantee Requirement, together with such timely filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to the Collateral Agent (or its agent or bailee) of any Pledged Debt (as defined in the Collateral Agreement) and any Pledged Equity (as defined in the Collateral Agreement) required to be delivered pursuant to the applicable Security Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties to the extent required hereunder or thereunder, a legal, valid, enforceable (subject to applicable Debtor Relief Laws and any other applicable bankruptcy, insolvency, reorganization, moratorium, examinership or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and perfected Lien with the ranking or priority required by the relevant Security Documents (subject to Liens permitted herein) on all right, title and interest of the respective Loan Parties in the Collateral described therein (other than foreign Intellectual Property).

(b) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than a Foreign Subsidiary that becomes a Loan Guarantor pursuant to Section 5.13 and to the extent local law security documents are delivered pursuant to Section 5.13) or any foreign Intellectual Property, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirements.

SECTION 3.18 [Reserved]

SECTION 3.19 [Reserved]

SECTION 3.20 Use of Proceeds

The Borrower has used the proceeds of the Loans issued hereunder only in compliance with (and not in contravention of) Section 5.10, applicable Requirements of Law and each Loan Document.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date.

The obligation of each Lender to make Loans on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) The Administrative Agent shall have received from the Borrower and Holdings either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP, New York and Illinois counsel for the Loan Parties.

(c) The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in paragraphs (j), (k), (l) and (m) of this Section 4.01 and (ii) a customary certificate of each Effective Date Loan Party, dated the Effective Date, executed by any Responsible Officer of such Loan Party including or attaching only those documents referred to in paragraph (d) of this Section 4.01 and confirming that such documents are correct, complete and in full force and effect and have not been otherwise amended or superseded as of the Effective Date.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party relating to it, certified, to the extent applicable, by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by a secretary, an assistant secretary or a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists in the jurisdiction of incorporation, organization or formation of such Loan Party) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent and the Initial Lenders shall have received (or shall receive substantially contemporaneously with funding on the initial Loans hereunder) (which amounts may be funded from the proceeds of the initial Loans hereunder) all fees and other amounts previously agreed in writing by the Administrative Agent or the Initial Lenders (as applicable) and the Borrower to be due and payable on or prior to the Effective Date (including reimbursement or payment of all reasonable and documented out-of-pocket expenses of (x) the Administrative Agent and (y) the Initial Lenders, taken as a whole, in each case required to be reimbursed or paid by any Loan Party under the Agent Fee Letter or any other Loan Document), in each case (other than with respect to fees included in the Commitment Letter and any administrative agent fee) to the extent invoiced at least three (3) Business Days prior to the Effective Date.

(f) The Effective Date Loan Parties shall have satisfied (i) the Collateral and Guarantee Requirement and (ii) the requirements of the second sentence of Section 5.07(a).

(g) Immediately after giving effect to the consummation of the Transactions to occur on the Effective Date, Holdings and its subsidiaries shall have no outstanding Indebtedness for borrowed money, except for (i) Indebtedness incurred pursuant to the Existing First Lien Credit Agreement, (ii) Indebtedness incurred pursuant to the Loan Documents and (iii) such other Indebtedness permitted to be outstanding under Section 6.01.

(h) The Initial Lenders shall have received the Historical Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(i) The Administrative Agent shall have received from the Existing First Lien Administrative Agent and the Effective Date Loan Parties either (i) a counterpart of the Closing Date Intercreditor Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of the Closing Date Intercreditor Agreement) that such party has signed a counterpart of the Closing Date Intercreditor Agreement.

(j) All representations and warranties made by an Effective Date Loan Party in any Loan Document shall be true and correct in all material respects on and as of the Effective Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(k) No Default or Event of Default shall have occurred and be continuing on the Effective Date, immediately after giving effect to the borrowing of the Initial Term Loans on the Effective Date.

(l) All of the requirements under the Existing First Lien Credit Agreement to the execution, delivery and performance of the Loan Documents and the incurrence of the Initial Term Loans shall have been satisfied (or waived).

(m) Since December 31, 2019, no Material Adverse Effect shall have occurred with respect to Holdings and its Restricted Subsidiaries.

(n) The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis immediately after giving effect to the Transactions, substantially in the form of Exhibit P.

(o) The Administrative Agent and the Initial Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten (10) calendar days prior to the Effective Date by the Administrative Agent or the Initial Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation.

(p) The Existing Revolving Facility Refinancing shall have been consummated substantially concurrently with the initial funding of the Initial Term Loans.

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Effective Date and until the Termination Date, each of Holdings and the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01 Financial Statements and Other Information.

Holdings or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) on or before the date that is one hundred (100) days after the end of each fiscal year of Holdings, commencing with the fiscal year ended December 31, 2020, audited consolidated balance sheet and audited consolidated statements of income and retained earnings and statement of cash flows of Holdings and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year and accompanied by any final management letters, customary management discussion and analysis, all reported on by an independent public accountant of recognized national standing

(without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except as may be required as a result of a prospective or actual default or event of default with respect to any financial covenant (including the Financial Performance Covenant (as defined in the Existing First Lien Credit Agreement)) or the impending maturity of any Indebtedness within the succeeding twelve months)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the fiscal quarter ended March 31, 2020, on or before the date that is sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, unaudited consolidated balance sheet and unaudited consolidated statements of income and retained earnings and statement of cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and accompanied by customary management discussion and analysis, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) not later than five (5) days after any delivery of financial statements under paragraph (a) or (b) above, a Compliance Certificate signed by a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (A) of Consolidated EBITDA for such period with any applicable pro forma and other adjustments expressly contemplated to be included in such certificate pursuant to the other provisions of this Agreement), (B) in the case of financial statements delivered under paragraph (a) above and only to the extent the Borrower would be required to prepay Term Borrowings pursuant to Section 2.11(d), beginning with the financial statements for the fiscal year of Holdings ending December 31, 2020, of Excess Cash Flow for such fiscal year and (C) of the Available Amount then in effect.

(e) not later than one hundred (100) days after the end of each fiscal year of Holdings, commencing with the fiscal year ended December 31, 2020, a detailed consolidated budget for Holdings and its Subsidiaries for the following fiscal year (including a projected consolidated balance sheet and consolidated statements of income and retained earnings and statement of cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget); provided that the obligations of this paragraph shall be suspended upon and following the filing for an IPO; it being understood and agreed that any financial or business projections furnished by any Loan Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, as the Administrative Agent may reasonably request in writing, in each case subject to the limitations set forth below.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (x) the applicable financial statements of any successor of Holdings, any Qualified Reporting Subsidiary or any Holdings Parent or (y) the Form 10-K or 10-Q (or the equivalent), as applicable, of Holdings (or any Holdings Parent or Qualified Reporting Subsidiary) filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder in connection with an IPO); provided that (i) to the extent such information relates to a Holdings Parent, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of a prospective or actual default or event of default with respect to any financial covenant (including the Financial Performance Covenant (as defined in the Existing First Lien Credit Agreement)) or the impending maturity of any Indebtedness).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings shall notify the Administrative Agent (by fax or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither Holdings nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes a trade secret or proprietary information or (ii) any information to the extent that the provision thereof would violate any law, rule or regulation, fiduciary duty, binding agreement, or any obligation of confidentiality binding upon, or waive any privilege of, Holdings, any Subsidiary or any of their respective Affiliates; provided, that in the event that any Loan Party does not provide information in reliance on clause (ii) of this sentence, such Loan Party shall provide notice to the Administrative Agent that such information is being withheld to the extent such Loan Party is able to do so without violating the applicable obligation or waiving privilege and such Loan Party shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that none of the foregoing shall be construed to limit any Loan Party’s representations and warranties or any of the conditions, in any such case, set forth in this Agreement.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Initial Lenders may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or their Affiliates’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (x) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (y) the Administrative Agent and the Initial Lenders shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each of Holdings and the Borrower hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), (b) and (c) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information and all other information shall be assumed to contain Material Non-Public Information.

SECTION 5.02 Notices of Material Events.

Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, the Borrower or any Subsidiary or the receipt of a written notice of an Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event or an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given, in each case that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) Holdings or the Borrower will furnish to the Administrative Agent promptly (and in any event within thirty (30) days after or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b) The Borrower shall provide in each Compliance Certificate delivered pursuant to Section 5.01(d) any changes, if any, to Schedule III to the Collateral Agreement as required to make such schedules accurate as of the last day of the fiscal quarter for which such Compliance Certificate is delivered.

SECTION 5.04 Existence; Conduct of Business.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05 Payment of Taxes, etc.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay, discharge or otherwise satisfy all Taxes required to be paid by it, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings, the Borrower or any of their respective Subsidiaries or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (casualty, condemnation and ordinary wear and tear excepted), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that the foregoing shall not prohibit any Disposition permitted by Section 6.05.

SECTION 5.07 Insurance.

(a) Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Subject to Section 5.14, the Borrower shall, and shall cause each Restricted Subsidiary organized or existing under the laws of the United States (or any state, commonwealth or territory thereof or the District of Columbia) to (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured as its interests may appear on each such general liability policy of insurance belonging to or insuring such Restricted Subsidiary (other than directors and officers policies, workers compensation policies and business interruption insurance) and (ii) in the case of each casualty insurance policy belonging to or insuring a Restricted Subsidiary organized or existing under the laws of the United States (or any state, commonwealth or territory thereof or the District of Columbia), include a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee or mortgagee thereunder; provided that, subject to the Closing Date Intercreditor Agreement, unless an Event of Default shall have occurred and be continuing,

(A) all proceeds from insurance policies shall be paid to Holdings, the Borrower or the applicable Restricted Subsidiary, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by Holdings, the Borrower and/or its Subsidiaries, and (C) the Collateral Agent agrees that the Holdings, the Borrower and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

(b) If any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) furnish to the Collateral Agent information presented in reasonable detail as to the flood insurance so carried.

SECTION 5.08 Books and Records; Inspection and Audit Rights.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to maintain proper books of record and account in which entries that are full, true and correct in all material respects in a manner to allow financial statements to be prepared in conformity with GAAP (or applicable local standards (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder)) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or the Restricted Subsidiaries, as the case may be. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its tangible properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent, on behalf of the Lenders, may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided, further that (a) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

SECTION 5.09 Compliance with Laws.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including Environmental Laws and any permit, license, or approval thereunder, the FCPA, Sanctions and the USA PATRIOT Act) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Use of Proceeds.

(a) The Borrower will use the proceeds of the Term Loans borrowed on the Effective Date, together with cash on hand of the Borrower, to directly or indirectly finance the Transactions, directly or indirectly pay all or a portion of the Transaction Costs, to increase cash on hand, and for other working capital purposes.

(b) The Borrower will not, directly or, to its knowledge, indirectly use the proceeds of any Loan in violation of Sanctions, the USA PATRIOT Act, the FCPA or any other applicable anti-corruption law.

SECTION 5.11 Additional Collateral; Additional Guarantors.

(a) If (i) any additional Restricted Subsidiary organized or incorporated in the United States (or any state, commonwealth or territory thereof or the District of Columbia), is formed or acquired after the Effective Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary or (iii) the Borrower, at its option, elects to cause a Subsidiary of Holdings organized or incorporated in the United States (or any state, commonwealth or territory thereof or the District of Columbia) that is not a Wholly Owned Subsidiary (including any consolidated Affiliate in which the Borrower and their respective Subsidiaries own no Equity Interest) to become a Subsidiary Loan Party upon such election, then Holdings or the Borrower will within ninety (90) days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after (x) such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Restricted Subsidiary is an Excluded Subsidiary), (y) such Restricted Subsidiary ceases to be an Excluded Subsidiary or (z) the Borrower has made such election, cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party.

(b) Notwithstanding the foregoing, in the event any real property would be required to be mortgaged pursuant to this Section 5.11, Holdings and the Borrower shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such real property within ninety (90) days following the formation or acquisition of such real property or such Restricted Subsidiary or the identification of such new Material Subsidiary, or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

SECTION 5.12 Further Assurances.

(a) Each of Holdings and the Borrower will, and will cause each Loan Party to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) Subject, in each case, to the limitations set forth in the Security Documents and the applicable Intercreditor Agreements, if, after the Effective Date, any material assets (other than Excluded Assets), including any Material Real Property, are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section but only as and to the extent required pursuant to the “Collateral and Guarantee Requirement”, all at the expense of the Loan Parties and subject to the last paragraph in the definition of the term “Collateral and Guarantee Requirement”. In the event any Material Real Property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 5.12 within ninety (90) days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

SECTION 5.13 Designation of Subsidiaries. (a) The Borrower may at any time after the Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) any Unrestricted Subsidiary shall also be designated an Unrestricted Subsidiary under (x) the Existing First Lien Credit Agreement and any Permitted Refinancing thereof and (y) any Junior Financing constituting Material Indebtedness, (iii) Unrestricted Subsidiaries shall not account for more than 5% of Consolidated EBITDA or 5% of total assets of Holdings and its Restricted Subsidiaries determined at the time of designation of such Unrestricted Subsidiary and (iv) no Subsidiary that owns Intellectual Property that is material to the businesses of the other Loan Parties, taken as a whole, may be designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by Holdings or its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of Holdings’ or its respective subsidiaries’ (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, of Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value (as determined in good faith by the Borrower) at the date of such designation of Holdings’ or its Subsidiaries’ (as applicable) Investment in such Subsidiary.

(b) The Borrower may at any time after the Effective Date designate any Restricted Subsidiary that is an Excluded Subsidiary as an Electing Guarantor or Electing Guarantor as an Excluded Subsidiary; provided that any Subsidiary that is designated as an “Electing Guarantor” under (and as defined in) the Existing First Lien Credit Agreement shall be substantially concurrently designated as an Electing Guarantor hereunder. Pursuant to the definition of “Electing Guarantor”, the Borrower may at its option cause any Subsidiary to, execute a supplement to each of the Guarantee Agreement and the Collateral Agreement in order to become a Loan Guarantor under the Guarantee Agreement and a grantor under such Security Documents, respectively, or, to the extent reasonably requested by the Collateral Agent, enter into an appropriate new guarantee and appropriate new Security Documents substantially consistent with the analogous existing Guarantee Agreement and Security Documents or otherwise in form and substance reasonably satisfactory to Borrower and Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected (with respect to Collateral consisting of Intellectual Property, if and to the extent required under the Collateral Agreement) security interest in its assets to substantially the same extent as created by the Loan Parties and only if and to the extent required under, and in accordance with, the Security Documents. The designation of any Subsidiary as an Electing Guarantor after the Effective Date shall constitute a return on any Investment by Holdings or any Restricted Subsidiary in such Subsidiary in an amount equal to the fair market value (as determined in good faith by the Borrower) at the date of such designation of Holdings’ or its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary. The designation of any Electing Guarantor as an Excluded Subsidiary shall constitute (i) an Investment by Holdings or its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of Holdings’ or it or its respective Restricted Subsidiaries’ (as applicable) Investment therein and (ii) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.14 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent agrees in its reasonable discretion, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Effective Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

SECTION 5.15 Maintenance of Rating of Facilities. The Loan Parties shall use commercially reasonable efforts to maintain a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case in respect of the Borrower.

SECTION 5.16 Lines of Business. Holdings and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, corollary, synergistic, reasonably related or ancillary to any of the foregoing.

SECTION 5.17 Fiscal Periods. Holdings will keep its current fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 5.18 Lender Calls. Following delivery of the financial statements pursuant to each of Sections 5.01(a) and (b), at the reasonable request of the Administrative Agent, Holdings will host a conference call, at a time selected by Holdings and reasonably acceptable to the Administrative Agent, with the Lenders to review the financial information provided, in each case, therein.

ARTICLE VI

NEGATIVE COVENANTS

From and after the Effective Date and until the Termination Date, each of Holdings and the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of Holdings, the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.21);

(ii) Indebtedness, including intercompany Indebtedness, outstanding on the Effective Date; provided that any Indebtedness in excess of $2,500,000 individually shall only be permitted if set forth on Schedule 6.01 (unless such Indebtedness is permitted by another clause in this Section 6.01), and any Permitted Refinancing thereof;

(iii) Guarantees by Holdings, the Borrower and any of the Restricted Subsidiaries in respect of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is permitted under Section 6.04 (other than Section 6.04(u)), (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of (x) Holdings owing to the Borrower or any other Restricted Subsidiary, (y) the Borrower owing to Holdings or any Restricted Subsidiary or

(z) any Restricted Subsidiary owing to any other Restricted Subsidiary, Holdings or the Borrower, in each case, to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is thirty (30) days after the Effective Date or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences (that are not de minimis)) on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit F or (ii) otherwise reasonably satisfactory to the Administrative Agent;

(v) (A) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) incurred, issued or assumed by Holdings, the Borrower or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided, further, that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of (A) $22,500,000 and (B) 22.5% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time;

(vi) Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii) (a) Indebtedness (1) of any Person acquired in connection with a Permitted Acquisition or permitted Investment or secured by any assets so acquired (and not incurred by the obligor thereon in contemplation of such Permitted Acquisition or permitted Investment) and (2) of any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (it being acknowledged that (x) a Person that becomes a direct or indirect Restricted Subsidiary of Holdings as a result of a Permitted Acquisition or permitted Investment may remain liable with respect to Indebtedness existing on the date of such acquisition (and not incurred in contemplation thereof) and (y) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary may remain liable with respect to Indebtedness existing on the date of such redesignation (and not incurred in contemplation thereof)); provided that at the time of incurrence, immediately after giving effect to such Permitted Acquisition, permitted Investment or redesignation, as the case may be, and the assumption of such Indebtedness, the Total Net Leverage Ratio computed on a Pro Forma Basis for the most recently ended Test Period as of such time is not greater than 6.75:1.00; and (b) in respect of the foregoing, any Permitted Refinancing thereof; provided, further, that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (vii) at the time of incurrence of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $15,000,000 and (B) 15% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time;

(viii) Indebtedness (a) to the seller of any business or assets acquired by Holdings or any Restricted Subsidiary in a transaction permitted hereunder (including Indebtedness to finance the payment of earnout obligations owing to such seller as a result of such transaction to the extent they become a liability on the consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP, provided that (1) the Total Net Leverage Ratio computed on a Pro Forma Basis for the most recently ended Test Period as of such time is not greater than 6.75:1.00 and (2) if the primary obligor of such earnout is a Restricted Subsidiary that is not a Loan Party, the amount of such earnout shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $15,000,000 and (B) 15% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time) or (b) indemnification obligations, obligations in respect of purchase price adjustments, incentive non-competes and other similar contingent obligations of deferred compensation incurred or assumed in connection with any Permitted Acquisition, any other Investment or any Disposition, in each case, permitted under this Agreement;

(ix) [reserved];

(x) [reserved];

(xi) Settlement Indebtedness;

(xii) Indebtedness in respect of (a) bankers’ acceptances, discounted bills of exchange or discounting or factoring of receivables for credit management purposes incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis and (b) Cash Management Obligations and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with securities or deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiii) [reserved];

(xiv) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary after the Effective Date (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into Holdings, the Borrower or any Restricted Subsidiary including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary); provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed $40,000,000;

(xv) [reserved];

(xvi) [reserved];

(xvii) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the Available Equity Amount that is Not Otherwise Applied at the time of incurrence;

(xviii) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case of the foregoing clauses (A) and (B), in the ordinary course of business;

(xix) Indebtedness supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(xx) Indebtedness of the Borrower (and any Guarantee thereof by any Loan Party), incurred in respect of:

(A) any Existing First Lien Loans and Existing First Lien Permitted Incremental Equivalent Debt in an aggregate principal amount outstanding at any time not to exceed (x) $623,530,000 plus (y) the aggregate principal amount of Indebtedness that would be permitted to be incurred under the “Incremental Cap” under and as defined in the Existing First Lien Credit Agreement as in effect on the date hereof and (for the avoidance of doubt) after giving effect to any such Indebtedness which has been incurred and is outstanding in reliance on such “Incremental Cap” (or, in each case, pursuant to any corresponding provision in any Permitted Refinancing thereof to the extent such corresponding provision does not permit an aggregate principal amount of Indebtedness in excess of an amount permitted under the Existing First Lien Credit Agreement (as in effect on the Effective Date)); provided that any Indebtedness incurred under this clause (A) after the date hereof shall comply with the Required Additional Debt Terms, and

(B) any Permitted Refinancing of the Indebtedness referred to in clause (A) above so long as the aggregate principal amount of Indebtedness does not exceed the aggregate principal amount of Indebtedness being refinanced, plus (1) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon, plus (2) the amount of any underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant Permitted Refinancing, plus (3) an amount equal to any existing commitments unutilized thereunder, plus (4) any additional principal amount of Indebtedness in connection with such Permitted Refinancing (without giving effect to the proviso in clause (a) of the definition thereof) to the extent such principal amount constitutes Credit Agreement Refinancing Indebtedness (as defined in the Existing First Lien Credit Agreement as in effect on the Effective Date), but only to the extent the amount of such refinancing exceeds the refinanced

Indebtedness in accordance with the Existing First Lien Credit Agreement as in effect on the Effective Date)), provided that, in the case of any Permitted Refinancing, the obligors thereon shall not include any Person that is not Holdings, the Borrower or any Subsidiary Loan Party;

(xxi) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof; provided that in the case of any Permitted Refinancing of any Permitted Unsecured Refinancing Debt, the obligor thereon shall be the Borrower or a Subsidiary Loan Party;

(xxii) Permitted First Priority Refinancing Debt and Permitted Junior Priority Refinancing Debt, and any Permitted Refinancing of any of the foregoing; provided that in the case of any Permitted Refinancing of any Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the obligor thereon shall be the Borrower or a Subsidiary Loan Party;

(xxiii) [reserved];

(xxiv) Indebtedness of any Restricted Subsidiary that is not a Loan Party in an amount not to exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $20,000,000 and (B) 20% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time;

(xxv) Indebtedness incurred by Holdings, the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other indemnification or reimbursement-type obligations;

(xxvi) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings, the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xxvii) Indebtedness representing deferred compensation or stock-based compensation owed to employees of Holdings, the Borrower or the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(xxviii) Indebtedness consisting of unsecured promissory notes issued by Holdings, the Borrower or any Restricted Subsidiary to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings (or any Holdings Parent) to the extent permitted by Section 6.07(a)(v);

(xxix) Indebtedness incurred in connection with a Qualified Securitization Facility in an aggregate amount not to exceed $20,000,000 at any time outstanding;

(xxx) Indebtedness of any Restricted Subsidiary that is a joint venture in an amount not to exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $10,000,000 and (B) 10% of Consolidated EBITDA computed on a Pro Forma Basis for the most recently ended Test Period as of such time;

(xxxi) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(xxxii) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Restricted Subsidiaries;

(xxxiii) performance Guarantees of Holdings and the Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of Holdings or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(xxxiv) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of Holdings to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and

(xxxv) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxiv) above;

provided, that any Junior Financing that is incurred pursuant to clauses (a)(i) through (a)(xxxv) above shall not be permitted to require any cash payments of principal or interest prior to the Term Maturity Date that is in effect at the time such Indebtedness is incurred.

(b) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Equity Interests, except (x) to the extent incurred as Indebtedness under Section 6.01(a) and (y) (i) preferred Equity Interests issued to and held by Holdings, the Borrower or any Restricted Subsidiary to the extent permitted by Section 6.04, and (ii) preferred Equity Interests issued to and held by joint venture partners after the Effective Date; provided that in the case of this clause (ii) any such issuance of preferred Equity Interests shall be deemed to have been incurred Indebtedness and subject to the provisions set forth in Section 6.01(a) and (b).

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness described in clauses (a)(i) through (a)(xxxv) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (x) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a)(i), (y) all Indebtedness outstanding under the Existing First Lien Loan Documents on the Effective Date will be deemed to have been incurred in reliance only on the exception in clause (a)(xx)(A) and (z) no such reclassification will operate to waive any Event of Default that may have occurred with respect to any Indebtedness that was not permitted to be incurred at the initial incurrence thereof.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

Notwithstanding anything in this Section 6.01 to the contrary, after the Effective Date, Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness that is secured by the Collateral on a pari passu basis with the Initial Term Loans prior to the date that the financial statements required pursuant to Section 5.01(b) have been delivered to the Administrative Agent with respect to the fiscal quarter ending on June 30, 2020.

SECTION 6.02 Liens.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased) or hereafter acquired (but not leased) by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $2,500,000 individually shall only be permitted if set forth on Schedule 6.02 (unless such Lien is permitted by another clause in this Section 6.02) and any modifications, replacements, renewals or extensions thereof; provided, further, that such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof;

(iv) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) (i) easements, leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) in the ordinary course of business that do not (A) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor, licensor, sublicensor or sublessor under any lease or license entered into by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of its business or consistent with past practice;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(viii) Liens (A) on cash advances, cash earnest money deposits or other escrow deposits in connection with any Investment permitted pursuant to Section 6.04, or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property or other assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a) (other than with respect to Indebtedness permitted under Section 6.01(a)(iii));

(x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any other Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party;

(xi) Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, and proceeds or products thereof and, in the case of multiple equipment financings provided by any lender, other equipment financed by such lender);

(xii) Liens on cash, Permitted Investments or other marketable securities securing Letters of Credit issued pursuant to (and as defined in) the Existing First Lien Credit Agreement of any Loan Party that are cash collateralized on the Effective Date (as defined in the Existing First Lien Credit Agreement) in an amount of cash, cash equivalents or other marketable securities with a fair market value of up to 105% of the face amount of such Letters of Credit being secured;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (B) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii) ground leases in respect of real property on which facilities owned or leased by Holdings, the Borrower or any of the Restricted Subsidiaries are located;

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix) Liens on the Collateral securing Indebtedness and other obligations permitted under Section 6.01(a)(vi) solely with respect to Secured Swap Obligations (as defined in the Existing First Lien Credit Agreement, as in effect on the Effective Date), Section 6.01(a)(xii)(b) solely with respect to Secured Cash Management Obligations (as defined in the Existing First Lien Credit Agreement, as in effect on the Effective Date), Section 6.01(a)(xx) or Section 6.01(a)(xxii); provided that in all cases such Liens shall be subject to the applicable Intercreditor Agreement;

(xx) [Reserved];

(xxi) Settlement Liens;

(xxii) Liens on the Collateral securing Indebtedness permitted under Section 6.01(a)(viii) (so long as such Liens are subordinated to the Liens securing the Initial Term Loans pursuant to a Junior Intercreditor Agreement);

(xxiii) Liens on assets of any Restricted Subsidiary that is not a Loan Party (x) securing working capital lines in foreign jurisdictions and/or (y) securing other obligations, in each case, of such Restricted Subsidiary or any other Restricted Subsidiary that is not a Loan Party and to the extent such Indebtedness is permitted by Section 6.01;

(xxiv) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxv) Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxvi) Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(xxvii) [Reserved];

(xxviii) other Liens; provided that, at the time of the granting thereof and after giving Pro Forma Effect thereto, the aggregate amount of obligations secured by all Liens incurred in reliance on this clause (xxviii) shall not exceed $30,000,000 (provided that, with respect to any such obligation, the amount of such obligation shall be the lesser of (x) the outstanding face amount of such obligation and (y) the fair market value of the assets securing such obligation);

(xxix) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(xxx) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters for arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(xxxi) Liens of bailees arising as a matter of law or pursuant to the standard terms of agreement of such bailee in the ordinary course of business; provided that such Liens shall extend only to the assets subject to such bailment;

(xxxii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings and its Subsidiaries;

(xxxiii) utility and similar deposits in the ordinary course of business;

(xxxiv) purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdings or any Restricted Subsidiary in joint ventures;

(xxxv) Liens in favor of Holdings or a Loan Party arising in connection with Intercompany License Agreements;

(xxxvi) Liens on cash or Permitted Investments securing any Swap Agreement (or any obligations in respect of the clearing thereof) so long as the fair market value of the assets securing such Swap Agreement does not exceed the greater of (A) $7,500,000 and (B) 7.5% of Consolidated EBITDA for the Test Period then last ended at any time;

(xxxvii) without duplication of any other permitted Lien item under this Section 6.02, minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of a Loan Party or to the ownership of its properties which were not incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Loan Party;

(xxxviii) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(xxxix) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements; and

(xl) any Lien resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange.

For purposes of determining compliance with this Section 6.02, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens described in clauses (i) through (xxxviii) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that (x) all Liens created under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (i), (y) all Liens created under the Existing First Lien Loan Documents on the Effective Date will be deemed to have been incurred in reliance only on the exception in clause (xix) and (z) no such reclassification will operate to waive any Event of Default that may have occurred with respect to any Lien that was not permitted to be incurred at the initial incurrence thereof.

SECTION 6.03 Fundamental Changes; Holdings Covenant.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict Holdings, the Borrower or any Restricted Subsidiary from changing its organizational form), except that:

(i) any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with (A) the Borrower or Holdings; provided that the Borrower or Holdings shall be the continuing or surviving Person, or (B) any one or more Restricted Subsidiaries (other than the Borrower); provided, further, that when any Subsidiary Loan Party is merging, amalgamating or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or the Borrower or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any Restricted Subsidiary that is not a Loan Party and (B) (x) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve and (y) any Restricted Subsidiary may change its legal or organizational form if, in the case of either preceding clause (x) or (y), the Borrower determines in good faith that such action is in the best interests of Holdings and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings, the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv) the Borrower may merge, amalgamate or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower or is a Person into which the Borrower has been liquidated (or, in connection with a Disposition of all or substantially all of the Borrower’s assets, if the transferee of such assets) (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States (or any state thereof), (2) the Successor Borrower shall expressly assume all of the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating that such merger, amalgamation or consolidation complies with this Agreement; provided, further, that (y) if such Person is not a Loan Party, no Event of Default (or, to the extent related to a Permitted Acquisition or any Investment not prohibited by Section 6.04, no Specified Event of Default) shall exist after giving effect to such merger, amalgamation or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided, further, that (A) the Borrower shall have provided any documentation and other information about the Successor Borrower to the extent reasonably requested in writing promptly, and in any case within one (1) Business Day following the delivery of the certificate in clause (4), by any Lender through the Administrative Agent, or by the Administrative Agent, that such Lender or Administrative Agent, as applicable, shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act and the Beneficial Ownership Regulation and (B) such Lender or Administrative Agent, as applicable, shall be reasonably satisfied that its review of such documentation and information requested and delivered pursuant to clause (A) complies with such applicable

“know your customer” and anti-money laundering rules and regulations (provided that for the avoidance of doubt, the Borrower’s failure to deliver information requested after the first Business Day following delivery of the certificate in clause (4) above shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents);

(v) any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;

(vi) Holdings, the Borrower and the Restricted Subsidiaries may consummate the Transactions and any Permitted Reorganization; and

(vii) any Restricted Subsidiary (other than the Borrower) may effect a merger, amalgamation, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

(b) Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests or debt interests of the Borrower and any other Subsidiary, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters, (iv) the performance of its obligations under and in connection with (w) the Loan Documents, (x) the Existing First Lien Loan Documents, (y) any documentation governing any other Indebtedness or Guarantee permitted hereunder and (z) any Permitted Reorganization, (v) any public offering of its or any of its direct or indirect parent’s common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 6.07, or any Investment in the Borrower or any other Person permitted under Section 6.04, (vii) the incurrence of any Indebtedness permitted under Section 6.01, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and members of the Board of Directors, (x) activities incidental to the consummation of the Transactions and (xi) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made and purchases of assets in the ordinary course of business consistent with past practice;

(b) loans or advances to officers, members of the Board of Directors and employees of Holdings, the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to Holdings in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed the greater of (A) $10,000,000 and (B) 10% of Consolidated EBITDA for the Test Period then last ended;

(c) Investments by Holdings in the Borrower or any Restricted Subsidiary, Investments by the Borrower in Holdings or any Restricted Subsidiary and Investments by any Restricted Subsidiary in Holdings, the Borrower or any other Restricted Subsidiary; provided that, Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties, when taken together with any Investments made pursuant to Section 6.04(l)(y), shall not exceed the greater of (A) $10,000,000 and (B) 10% of Consolidated EBITDA for the Test Period then last ended in the aggregate at the time of making any such Investment;

(d) Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e) Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Effective Date by Holdings, the Borrower or any Restricted Subsidiary in Holdings, the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04;

(f) Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h) Investments constituting Permitted Acquisitions, provided that the aggregate amount of any such Investment, as valued at the fair market value at the time such Investment is made, made by a Loan Party in a Restricted Subsidiary that shall not be a Loan Party (or in the case of any acquisition of assets, if such acquired assets are not owned by a Loan Party) after giving effect to such Permitted Acquisition shall not exceed the greater of (A) $30,000,000 and (B) 30% of Consolidated EBITDA for the Test Period then last ended at the time of making such Investment;

(i) the Transactions;

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) loans and advances to any Holdings Parent (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Holdings Parent in accordance with Section 6.07(a) (other than Section 6.07(a)(xvii)(2)) with such Investment being treated for purposes of the applicable clauses of Section 6.07(a), including any limitations, as a Restricted Payment made pursuant to such clause, and (y) to the extent the proceeds thereof are contributed or loaned or advanced to Holdings or a Restricted Subsidiary (provided, that such contributions, loans or advances pursuant to this clause (y) to Restricted Subsidiaries that are not Loan Parties shall not, when taken together with Investments made pursuant to Section 6.04(c) in Restricted Subsidiaries that are not Loan Parties, exceed the greater of (A) $10,000,000 and (B) 10% of Consolidated EBITDA for the Test Period then last ended in the aggregate at the time of making any such Investment);

(m) additional Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment or acquisition previously made under this clause (m)), shall not exceed (i) $35,000,000 plus (ii) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, plus (iii) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (iv) an unlimited amount so long as on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 5.75 to 1.00 for the most recently ended Test Period as of such time;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied as Cure Amounts and Qualified Equity Interests that are applied pursuant to the Available Amount or the Available Equity Amount) of Holdings or any Holdings Parent;

(p) Investments of a Subsidiary acquired after the Effective Date or of a Person merged, amalgamated or consolidated with any Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(q) receivables owing to Holdings, the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s) any Permitted Reorganization and any Investments in connection therewith;

(t) [Reserved];

(u) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(u)) under Sections 6.01, 6.02, 6.03, 6.05 (other than Section 6.05(e)(i)) and 6.07, respectively;

(v) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or the Borrower;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x) any Investment in any Restricted Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities, in each case, arising in the ordinary course of business;

(y) Investments made by an Unrestricted Subsidiary (other than Investments made with the proceeds of Investments made in reliance on Section 6.04(bb)) prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(z) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Facilities or any related Indebtedness;

(aa) Investments in the ordinary course of business in connection with Settlements;

(bb) Investments in any Unrestricted Subsidiaries, joint ventures and Persons which do not become Loan Parties as a result of such Investment in an amount not to exceed the greater of (A) $15,000,000 and (B) 15% of Consolidated EBITDA for the Test Period then last ended at the time of making such Investment;

(cc) [reserved];

(dd) asset purchases (including purchases of inventory, supplies and materials) and the granting of non-exclusive licenses or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(ee) [reserved];

(ff) Investments in connection with Intercompany License Agreements;

(gg) Investments consisting of cash earnest money deposits permitted pursuant to this Section 6.04, or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition);

(hh) to the extent that the exchange of cash by the Borrower or any other Restricted Subsidiary for the provision of services in the ordinary course of business by a Restricted Subsidiary constitutes an Investment, the payment for such provision of services or provision of such services; and

(ii) any Discounted Term Loan Prepayment or other Term Loans repurchased by Holdings or a Restricted Subsidiary pursuant to and in accordance with Section 2.11(a)(iii) or Section 9.04, any Discounted Term Loan Prepayment (as defined in the Existing First Lien Credit Agreement or other Existing First Lien Loans repurchased by Holdings or a Restricted Subsidiary pursuant to and in accordance with Section 2.11(a)(iii) or Section 9.04 of the Existing First Lien Credit Agreement, as in effect on the Effective Date (or any comparable provision of a Permitted Refinancing thereof), so long as such loans are immediately cancelled.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.04 (other than Section 6.04(h)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to a Permitted Acquisition unless such Investments are consummated in reliance on Section 6.04(h). In addition, to the extent an Investment is permitted to be made by Holdings or a Restricted Subsidiary directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution directly or indirectly to a Holdings Parent and further advanced or contributed substantially simultaneously by such Holdings Parent to a Loan Party or other Restricted Subsidiary for purposes of ultimately making the relevant Investment in the Target Person without constituting an Investment for purposed of Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds or baskets in, the applicable clause under Section 6.04 as if made by the applicable Restricted Subsidiary directly to the Target Person).

For purposes of determining compliance with this Section 6.04, in the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of Investments described in clauses (a) through (ii) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one or more of the above clauses; provided that no such reclassification will operate to waive any Event of Default that may have occurred with respect to any Investment that was not permitted to be made at the initial making thereof.

SECTION 6.05 Asset Sales.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or any Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a) Dispositions of obsolete, damaged, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable or commercially desirable to maintain, in the conduct of the business of Holdings and any Restricted Subsidiary (including by ceasing to enforce or allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any Intellectual Property that is, in the reasonable judgment of Holdings, the Borrower or the Restricted Subsidiaries, no longer used or useful, or economically practicable or commercially desirable to maintain, or in respect of which Holdings, the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable);

(b) Dispositions (including discounts) of inventory and other assets (including Settlement Assets and notes receivable) in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (or a functional equivalent of such property) or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property (or a functional equivalent of such property);

(d) Dispositions of property to Holdings, the Borrower or any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e) To the extent constituting Dispositions, transactions permitted by (i) Section 6.03, (ii) Section 6.04 (other than Section 6.04(u)), (iii) Section 6.07 and (iv) Section 6.02;

(f) Dispositions of property acquired by Holdings, the Borrower or any of the Restricted Subsidiaries after the Effective Date pursuant to sale-leaseback transactions;

(g) Dispositions of Permitted Investments;

(h) Dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties);

(i) leases, subleases, service agreements, product sales, transfers, licenses or sublicenses (including transfers and licenses and sublicenses of Intellectual Property), in each case that do not materially interfere with the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(j) transfers of property subject to Casualty Events;

(k) Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) for fair market value (as determined by a Responsible Officer of the Borrower in good faith) not otherwise permitted under this Section 6.05 (other than a Disposition of all or substantially all assets of Holdings and the Restricted Subsidiaries); provided that (i) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $10,000,000, Holdings, the Borrower or such Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that solely for the purposes of this clause (k), (A) any liabilities (as shown on the most recent balance sheet of Holdings, the Borrower or such Restricted Subsidiary or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by Holdings, the Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition, shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to Holdings or its Restricted Subsidiaries), to the extent that Holdings, the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash, (D) any Designated Non-Cash Consideration received by Holdings, the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value (as determined by a Responsible Officer of the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of $15,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value (as determined by a Responsible Officer of the Borrower in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and (E) consideration received in connection with an asset swap shall be deemed

“cash”, and (ii) at the time of the execution of a binding agreement in respect of and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing;

(l) Dispositions of Investments in joint ventures or non-wholly owned Subsidiaries to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of any assets not constituting Collateral hereunder, provided that the aggregate fair market value (as determined in good faith by the Borrower) of all such Dispositions, in the aggregate, shall not be in excess of the greater of (A) $15,000,000 and (B) 15% of Consolidated EBITDA at the time of such Disposition;

(n) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of Holdings, the Borrower and the Restricted Subsidiaries; provided that the fair market value of such assets shall not exceed 25% of the consideration paid in such Permitted Acquisition or Investment or (B) made to obtain the approval of any applicable antitrust authority in connection with the Transactions;

(o) (i) any Disposition of accounts receivable, Securitization Assets, any participations thereof, or related assets in connection with or any Qualified Securitization Facility or (ii) the conversion of accounts receivable to notes receivable;

(p) transfers of condemned real property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of real property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(q) Dispositions constituting any part of a Permitted Reorganization;

(r) Dispositions to Persons other than Loan Parties of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are Permitted Investments received from Holdings or a Restricted Subsidiary) or assets acquired from Unrestricted Subsidiaries;

(s) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of Holdings and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower; provided that the aggregate fair market value (as determined in good faith by the Borrower) of all assets constituting Collateral that are exchanged for other assets not constituting Collateral pursuant to this clause (s) shall not exceed the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA at the time of such swap of assets;

(t) other Dispositions in an aggregate amount not in excess of the greater of (x) $10,000,000 and (y) 11.5% of Consolidated EBITDA at the time of such Disposition;

(u) samples, including time-limited evaluation software, provided to customers or prospective customers;

(v) de minimis amounts of equipment or other assets provided to employees;

(w) the unwinding of any Cash Management Obligations or Swap Agreement pursuant to its terms;

(x) sales, transfers, leases or other dispositions to or by Holdings or a Restricted Subsidiary pursuant to Intercompany License Agreements; and

(y) Holdings and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with Holdings or any Restricted Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to Holdings or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Holdings or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees, Holdings or any Restricted Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims.

SECTION 6.06 Material IP. All Intellectual Property that is, individually or in the aggregate, material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, must be owned or otherwise held by a Loan Party; provided, that if any such Intellectual Property is acquired by Holdings or any Subsidiary of Holdings pursuant to a Permitted Acquisition or other permitted Investment, the Loan Parties shall have ninety (90) days after such acquisition to comply with this Section 6.06.

SECTION 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except:

(i) the Borrower and each Restricted Subsidiary may make Restricted Payments to Holdings, the Borrower or any Restricted Subsidiary, provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Restricted Payment is made to Holdings, the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary pro rata based on their relative ownership interests of the relevant class of Equity Interests;

(ii) Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii) Restricted Payments constituting any part of a Permitted Reorganization;

(iv) repurchases of Equity Interests in any Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants or other incentive interests;

(v) Restricted Payments to any Holdings Parent, which such Holdings Parent may use to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or Indebtedness or to service Indebtedness incurred by a Holdings Parent to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest or Indebtedness, held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of a Holdings Parent, Holdings, the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Effective Date together with the aggregate amount of loans and advances to any Holdings Parent made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v) not to exceed $10,000,000 in any fiscal year ($20,000,000 after consummation of an IPO) with unused amounts in any fiscal year being carried over to the next succeeding calendar year (subject to a maximum of $20,000,000 ($50,000,000 after consummation of an IPO) in any calendar year) (without giving effect to the following proviso); provided that such amount in any fiscal year may be increased by (1) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower, Holdings (or by any Holdings Parent and contributed to Holdings) or the Restricted Subsidiaries after the Effective Date, or (2) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of any Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; provided, further, that cancellation of Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary from members of the Board of Directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of a Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of a Holdings Parent, Holdings or the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.07 or any other provisions of this Agreement;

(vi) [Reserved];

(vii) Holdings, the Borrower or a Restricted Subsidiary may make Restricted Payments in cash or Permitted Investments to any Holdings Parent, Holdings, the Borrower or another Restricted Subsidiary, as applicable:

(A) as direct or indirect distributions by Holdings, the Borrower or any Restricted Subsidiary to the direct or indirect holders of the equity interests of Holdings, the Borrower or such Restricted Subsidiary for the purposes of (1) permitting such holders to pay such holders’ respective United States federal, state or local Tax obligations with respect to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Holdings, the Borrower and/or its Subsidiaries that is attributed to such direct or indirect holder as a result of its ownership of such equity interests with respect to such taxable period at the maximum marginal federal, state, and local income tax rate in any jurisdiction in the United States for a taxable corporation or individual (whichever is applicable) (taking into account the deductibility of state and/or local income taxes for U.S. federal income tax purposes (and any limitations thereon), any adjustments arising by reason of an election made pursuant to Code Section 754, any cumulative net taxable loss of Holdings, the Borrower and/or its Subsidiaries for prior taxable periods to the extent such loss is of a character that would allow such loss to be available to such equity holder to reduce any taxes of such equity holder in the current taxable period, the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income, and the need to make such distributions on a pro rata basis) (collectively, “Tax Distributions”) and (2) making “catch-up” payments on any AHYDOs;

(B) the proceeds of which shall be used by a Holdings Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of such Holdings Parent to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries, (2) any reasonable and customary indemnification claims made by members of the Board of Directors or officers, employees, directors, managers, consultants or independent contractors of any Holdings Parent attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries, (3) fees and expenses (x) due and payable by Holdings, the Borrower and the Restricted Subsidiaries and (y) otherwise permitted to be paid by Holdings, the Borrower and any Restricted Subsidiaries under this Agreement, (4) to the extent constituting a Restricted Payment, management, advisory, monitoring, consulting, refinancing, transaction, exit and/or advisory fees and expenses and similar fees and expenses (including indemnity obligations) payable to the Sponsor or any equity holder of Holdings or a Holdings Parent not to exceed $2,5000,000 in any fiscal year and (5) to satisfy indemnity obligations under agreements in respect of Permitted Acquisitions and (6) amounts that would otherwise be permitted to be paid pursuant to Section 6.08(iii) as it relates to this Transaction, (viii) or (xiv);

(C) the proceeds of which shall be used by a Holdings Parent, Holdings, the Borrower or a Subsidiary to pay franchise and similar Taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

(D) to finance any Investment made by a Holdings Parent that, if made by Holdings or the Borrower, would be permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Holdings Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to Holdings or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or amalgamate or consolidate with Holdings, the Borrower or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(E) the proceeds of which shall be used to pay (or to make Restricted Payments to allow a Holdings Parent to pay) fees and expenses related to any actual or proposed equity or debt offering not prohibited by this Agreement and advisory, refinancing, transaction and exit fees and expenses attributable to the business of Holdings and the Restricted Subsidiaries;

(F) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any Holdings Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries; and

(G) the proceeds of which shall be used to make payments permitted by clause (b)(iv) (with such Restricted Payment being treated for purposes of such clause (b)(iv), including any limitations, as a payment made pursuant to such clause (b)(iv)) of Section 6.07;

(viii) in addition to the foregoing Restricted Payments, Holdings may make additional Restricted Payments, in an aggregate amount not to exceed the sum of (A) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment; provided that any amounts included in clause (b) of the definition of “Available Amount” may only be used for Restricted Payments so long as (i) no Default shall have occurred and be continuing at the time of declaration of such Restricted Payment and (ii) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 6.75 to 1.00 for the most recently ended Test Period as of such time;

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests constitute Qualified Equity Interests and contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x) [Reserved];

(xi) payments to any Holdings Parent to permit it to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii) payments made or expected to be made by any Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar Taxes;

(xiii) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to any Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary by, Unrestricted Subsidiaries (other than (x) Unrestricted Subsidiaries, the primary assets of which are Permitted Investments received as Permitted Investments from Holdings or a Restricted Subsidiary and (y) distributions of Equity Interests of Unrestricted Subsidiaries to non-Loan Parties);

(xiv) so long as no Event of Default exists or would result therefrom, the declaration and payment of a Restricted Payment on Holdings’ common stock (or the payment to the IPO Issuer or any Holdings Parent to fund a payment of dividends on such company’s common stock), following consummation of an IPO, of up to 6.0% per annum of the net cash proceeds of such IPO received by or contributed to Holdings;

(xv) any distributions or payments of Securitization Fees, sales or contributions and other transfers of Securitization Assets and purchases of Securitization Assets, in each case in connection with a Qualified Securitization Facility;

(xvi) Restricted Payments in an amount not to exceed $10,000,000 (or, if no PIK Election was made at any time during the most recent period of four consecutive fiscal quarters or thereafter, $20,000,000) during the term of this Agreement so long as no Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom;

(xvii) to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may consummate (1) transactions permitted pursuant to Section 6.03 and (2) make Investments permitted under Section 6.04 (other than Section 6.04(u));

(xviii) [Reserved]; and

(xix) Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing at the time of declaration of such Restricted Payment or would result therefrom and (ii) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 5.50 to 1.00 for the most recently ended Test Period as of such time.

Notwithstanding anything else in this Section 6.07(a), Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, in each case, pursuant to Section 6.07(a)(viii)(A), (xiv), or (xix) unless, on a Pro Forma Basis, the Senior Secured First Lien Net Leverage Ratio is less than 5.00 to 1.00 for the most recently ended Test Period as of such time.

(b) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make any voluntary prepayment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing constituting Material Indebtedness (other than to the extent of any Retained Declined Proceeds applied in compliance with Section 2.11(e)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Junior Financing, except:

(i) to the extent such payments are not prohibited by the final proviso to Section 6.01(a), payment of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) refinancings, supplements, substitutions, extensions, restructurings, exchanges or renewals of Junior Financing with the proceeds of any other Junior Financing to the extent permitted by Section 6.01 and fees and expenses in connection therewith;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any Holdings Parent, and any payment that is intended to prevent any Junior Financing from being treated as an AHYDO;

(iv) prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity in an aggregate amount, not to exceed the sum of (A) an amount at the time of making any such prepayment, redemption, repurchase, defeasance or other payment and together with any other prepayments, redemptions, repurchases, defeasances and other payments made utilizing this subclause (A) not to exceed $10,000,000 (or, if no PIK Election was made at any time during the most recent period of four consecutive fiscal quarters or thereafter, $20,000,000) plus (B) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such prepayment, redemption, repurchase, defeasance or other payment plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such prepayment, redemption, repurchase, defeasance or other payment; provided that any amounts included in clause (b) of the definition of “Available Amount” may only be used for such prepayments, redemptions, repurchases, defeasances and other payments of Junior Financing so long as (i) no Default shall have occurred and be continuing at the time of making such prepayments, redemptions, repurchases, defeasances and other payments and (ii) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 6.75 to 1.00;

(v) [Reserved];

(vi) prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity so long as (i) no Default shall have occurred and be continuing at the time of such prepayment or would result therefrom and (ii) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 5.50 to 1.00 for the most recently ended Test Period as of such time; and

(vii) prepayment of Junior Financing owed to Holdings, the Borrower or any Restricted Subsidiary or the prepayment of Permitted Refinancing of such Indebtedness with the proceeds of any other Junior Financing permitted to be incurred hereunder.

Notwithstanding anything else in this Section 6.07(b), Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make any voluntary prepayment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing constituting Material Indebtedness, in each case, pursuant to Section 6.07(b)(iv)(B) or (vi) unless, on a Pro Forma Basis, the Senior Secured First Lien Net Leverage Ratio is less than 5.00 to 1.00 for the most recently ended Test Period as of such time.

(c) Any basket available for Restricted Payments pursuant to Section 6.07(a) may instead be used to make a payment or other distribution of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, pursuant to Section 6.07(b), and such payment or other distribution shall not be prohibited by Section 6.07(b). For the avoidance of doubt, any such payment or other distribution shall reduce the amount available under such basket set forth in Section 6.07(a).

SECTION 6.08 Transactions with Affiliates.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions between or among Holdings, the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction and (B) transactions involving aggregate payment or consideration of less than $7,500,000, (ii) on terms, taken as a whole, substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the Transactions and the payment of fees and expenses as part of or in connection with the Transactions, including without limitation the Transaction Costs and transactions constituting any Permitted Reorganization, (iv) the payment of (a) transaction fees and expenses and management fees to the extent otherwise permitted hereunder and (b) indemnities to the Investors (or management companies of the Investors) to the extent such indemnities relate to the ownership and operation of Holdings and its Restricted Subsidiaries, (v) issuances of Equity Interests of Holdings to the extent otherwise permitted by this Agreement, (vi) compensation (including bonuses and securities issuances or other payments, awards, grants in cash or otherwise) and employee benefit arrangements and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers, directors, managers, consultants and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Section 6.04) or any acquisition or other Investment permitted hereunder), (vii) payments by Holdings and its Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, to the extent such payments are permitted by Section 6.07, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings (or any Holdings Parent), the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.07 and loans and advances in lieu thereof pursuant to Section 6.04(l), (xi) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto), (xii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to Holdings, the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (xiii) sales of accounts receivable, or participations therein, or Securitization Assets or related assets or other customary transactions in connection with or any Qualified Securitization Facility, (xiv) customary payments by Holdings and its Restricted Subsidiaries to the Sponsor or Vista made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Borrower in good faith, (xv) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary, and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary and not in contemplation of such Unrestricted Subsidiary becoming redesignated as a Restricted Subsidiary, (xvi) Affiliate repurchases of the Loans and Existing First Lien Loans under the Existing First Lien Credit Agreement to the extent permitted hereunder and the holding of such Loans, Existing First Lien Loans and the payments and other transactions contemplated herein and in the Existing First Lien Credit Agreement in respect thereof, and (xvii) any transaction between or among Holdings or any Restricted Subsidiary and any non-wholly owned Affiliate of Holdings or a joint venture or similar entity that is otherwise permitted hereunder to the extent such Affiliate, joint venture or similar entity is an Affiliate solely because Holdings or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, joint venture or similar entity.

SECTION 6.09 Restrictive Agreements.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, (3) [reserved], (4) any documentation governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, (5) [reserved], (6) any documentation governing Indebtedness incurred pursuant to Section 6.01(a) (v) (but only to the extent applicable to the assets financed by such Indebtedness (and replacements, additions, accessions and improvements to or proceeds of such assets and other assets financed by the same lender)), (vi), (viii), (xi), (xii), (xiv), (xvii), (xviii), (xx), (xxv), (xxvi), (xxix), (xxx), or (xxxiv), and (7) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (1) through (6) above;

(b) customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses, sublicenses and other contracts (including licenses and sublicenses of Intellectual Property) restricting the assignment, license, sublicense, transfer or security interest thereof or assets subject thereto;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings, the Borrower or any Restricted Subsidiary (other than such Person that has become a Restricted Subsidiary);

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i) restrictions set forth on Schedule 6.09 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) customary provisions in shareholders agreements, joint venture agreements, organization constitutive documents or similar binding agreements relating to any joint venture or non-wholly-owned Restricted Subsidiary and other similar agreements applicable to joint ventures and non-wholly-owned Restricted Subsidiaries and applicable solely to such joint venture or non-wholly-owned Restricted Subsidiary and the Equity Interests issued thereby, in each case, permitted by Section 6.04;

(k) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(l) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, the Borrower or any Restricted Subsidiary;

(m) customary net worth provisions contained in real property leases or other contracts entered into by Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings, the Borrower and its Restricted Subsidiaries to meet their ongoing obligations;

(n) [Reserved];

(o) restrictions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);

(p) restrictions created in connection with any Qualified Securitization Facility;

(q) any restrictions regarding licensing or sublicensing by Holdings and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business that do not interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(r) any restrictions that arise in connection with cash or other deposits permitted under Section 6.02 and Section 6.04;

(s) the Existing First Lien Loan Documents; and

(t) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 6.01 if the restrictions contained in any such agreement taken as a whole (a) are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower) or (b) either (I) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments required hereunder or (II) such encumbrances or restriction applies only during the continuance of a default relating to such agreement or instrument.

SECTION 6.10 Amendment of Junior Financing; Modifications of Organizational Documents.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify the documentation governing any Junior Financing (x) if such amendment is not expressly permitted by any applicable Intercreditor Agreement or subordination agreement (if any) or (y) the effect of such amendment or modification is materially adverse to the Lenders; provided that such modification will not be deemed to be materially adverse if such Junior Financing could be otherwise incurred or refinanced under this Agreement (including as Indebtedness that does not constitute a Junior Financing) with such terms as so modified at the time of such modification.

(b) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, terminate, amend or modify any of its Organizational Documents (including, but not limited to, changing jurisdiction of organization) in a manner that is materially adverse to the interests of the Lenders.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay (i) any interest or premium on any Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days, or (ii) any fee or any other amount (other than an amount referred to in paragraph (a) or (b)(i) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a) or 5.04 (with respect to the existence of Holdings or the Borrower only) or in Article VI; provided that any Event of Default under Section 5.02(a) shall be deemed cured upon Borrower providing the applicable written notice;

(e) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period and all required notices have been given); provided that this paragraph (f) shall not apply to any Indebtedness if the sole remedy of the holder thereof in the event of such non-payment is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares; provided that this paragraph (f) shall not apply to any such failure that (x) is remedied by Holdings, the Borrower or any applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness in either case, prior to acceleration of all the Loans pursuant to this Section 7.01;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices have been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event) or (iii) any Indebtedness if the sole remedy of the holder thereof following such event or condition is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares, provided that this paragraph (g) shall not apply to any such failure that (x) is remedied by Holdings, the Borrower or any applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness in either case, prior to acceleration of all the Loans pursuant to this Section 7.01.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, examination, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, examinership, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law, now or hereafter in effect (but excluding any such proceeding or petition (other than under the Bankruptcy Code) the sole purpose of which is to effect a transaction permitted under Section 6.03(a) that is not otherwise prohibited by the Loan Documents), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator, interim receiver, interim examiner, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets (but excluding any such application or consent (other than under the Bankruptcy Code) the sole purpose of which is to effect a transaction permitted under Section 6.03(a) that is not otherwise prohibited by the Loan Documents), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance or another creditworthy (as reasonably determined by the Administrative Agent) indemnitor, and as to which such insurer or indemnitor has not denied coverage) shall be rendered against Holdings, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days;

(k) an ERISA Event occurs that has resulted or would reasonably be expected, individually or together with any other ERISA Event(s) in the aggregate to result in a Material Adverse Effect;

(l) there shall cease to be, or shall be asserted by any Loan Party not to be (other than in an informational notice), a valid and perfected (if and to the extent required to be perfected under the Loan Documents) Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the release of a Loan Party (including as a result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) or the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of (A) the Collateral Agent’s failure to, subject to the Closing Date Intercreditor Agreement, maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) the Lenders’ failure to file Uniform Commercial Code amendment or continuation financing statements or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Collateral Agent, the Administrative Agent or any Lender;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any material portion of the Guarantees of the Loan Document Obligations pursuant to the Guarantee Agreement, taken as a whole, shall cease to be in full force and effect (in each case, other than the occurrence of the Termination Date or otherwise in accordance with the terms of the Loan Documents including as a result of transactions permitted hereunder); or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders (provided that the following actions may not be taken, in the case of an Event of Default under Section 7.01(d), if the express conditions in the last proviso contained in Section 7.01(d) have been satisfied) shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, as well as the Applicable Prepayment Premium in accordance with the final sentence of this paragraph, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, as well as the Applicable Prepayment Premium in accordance with the final sentence of this paragraph, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. For the avoidance of doubt, it is understood and agreed that each payment of the Loans following an acceleration of all or any portion of the Loan Document Obligations pursuant to this paragraph, or upon the occurrence of any Event of Default under paragraph (h) and (i) of this Section 7.01, in each case, shall be accompanied by a cash payment equal to, if such acceleration occurs prior to the date that is three years after the Effective Date, the prepayment premium that would otherwise apply in the case of a prepayment on such date pursuant to Section 2.11(a)(i).

SECTION 7.02 [Reserved].

SECTION 7.03 Application of Proceeds. Subject to the terms of the Closing Date Intercreditor Agreement and any other applicable Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Agents in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all fees, indemnities and other amounts payable to the Agents in connection with the Loan Documents or any of the Secured Obligations and all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Agents hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Secured Obligations that constitute Senior Secured First Lien Indebtedness (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such Secured Obligations owed to them on the date of any such distribution); provided that such payment shall be applied (w) first, to the portion of such Secured Obligations constituting accrued and unpaid fees, indemnities and other amounts (other than principal, interest and premium) payable to the Lenders in respect of the Loans, (x) second, to the portion of such Secured Obligations constituting such accrued and unpaid interest and premium in respect of the Loans, (y) third, to all other Secured Obligations;

THIRD, to any agent of any junior secured debt, in accordance with any applicable Intercreditor Agreement; and

FOURTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations.

ARTICLE VIII

ADMINISTRATIVE AGENT

SECTION 8.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association (and any permitted successor or permitted assign thereof) to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 8.06) are solely for the benefit of the Administrative Agent and the Collateral Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

(b) The Administrative Agent shall also act as the “Collateral Agent” or, as the case may be, “Security Trustee” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent or, as the case may be, the security trustee, of such Lender, and acknowledges that, to the extent required in any relevant jurisdiction, the Administrative Agent may enter into such security trust or equivalent deeds as the Administrative Agent may consider necessary, in each case for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or the “security agent” or the “security trustee” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate of the Borrower as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the Disqualified Lenders List or identities of, or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender;

(g) shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, the Security Documents, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Lenders;

(h) shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics, riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action;

(i) shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Agent or (ii) required to take any enforcement action against a Loan Party or any other obligor outside of the United States;

(j) shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document to which Agent is a party, whether or not an original or a copy of such agreement has been provided to the Administrative Agent; and

(k) shall not be responsible for nor have any duty to monitor the performance or any action of the Loan Parties, the Lenders, or any of their directors, members, officers, agents, affiliates or employee, nor shall they have any liability in connection with the malfeasance or nonfeasance by such party; the Agents may assume performance by all such Persons of their respective obligations.

Nothing in this Agreement shall require the Agents to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Loan Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under any anti-terrorism law.

SECTION 8.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may rely on the Register and deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

SECTION 8.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents (which may include such of the Administrative Agent’s affiliates or branches as it deems appropriate) appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 8.06 Resignation of Administrative Agent.

The Administrative Agent may resign upon thirty (30) days’ notice to the Lenders (unless such notice is waived by the Required Lenders) and the Borrower (unless an Event of Default exists under 7.01(h) or 7.01(i) or unless such notice is waived by the Borrower). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless a Specified Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section (the “Resignation Effective Date”).

In addition, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to the Administrative Agent remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and the removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and Collateral Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

SECTION 8.08 No Other Duties, Etc.

The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or desires to take or to grant. The Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval (including such actions or approvals with respect to which the Administrative Agent is required to act reasonably) and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Person shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders and, notwithstanding the instructions of the Required Lenders, the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable law or exposes the Administrative Agent to any liability for which it is not entitled to satisfactory reimbursement and indemnification in accordance with the provisions of Section 9.03.

SECTION 8.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal, premium and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization,

arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

SECTION 8.10 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.11 Status of Administrative Agent.

On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement, the Administrative Agent shall deliver to the Borrower (i) if the Administrative Agent is a United States person (as defined in Section 7701(a)(30) of the Code), an executed copy of Internal Revenue Service Form W-9, or (ii) if the Administrative Agent is not a United States person (as defined in Section 7701(a)(30) of the Code), (A) an executed applicable Internal Revenue Service Form W-8ECI with respect to amounts received on its own account and (B) an executed Internal Revenue Service Form W-8IMY evidencing its agreement with the Borrower to be treated as a United States person (as defined in Section 7701(a)(30) of the Code) as set forth in U.S. Treasury Regulation Section 1.1441-1(b)(2)(iv), for the purpose of permitting the Borrower to make payments to such Administrative Agent without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent shall deliver such documentation on or before any date on which such documentation expires or becomes obsolete or invalid, after the occurrence of any change in the

Administrative Agent’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower, and shall promptly notify the Borrower in writing if it is no longer legally eligible to provide any documentation previously provided.

SECTION 8.12 Interpretation. Any reference in a Loan Document to any Agent providing approval or consent or making a request or direction or determination, or to an item or a person being reasonably acceptable to, satisfactory to or approved by or specified by any Agent, or requiring certain steps or actions to be taken, or any Agent exercising its discretion to permit or waive any action, or any Agent disagreeing with any calculation, are to be construed, unless otherwise specified, as references to such Agent taking such action or refraining from acting on the instructions of the Required Lenders or Lenders, as applicable, and where such Agent is referred to in a Loan Document as acting “reasonably” or in a “reasonable” manner or as coming to an opinion or determination that is “reasonable” (or any similar or analogous wording is used), unless it is not required to do so, this shall mean that such Agent shall, where it has in fact sought such instructions, be acting or coming to an opinion or determination on the instructions of the Required Lenders or Lenders, as applicable, acting reasonably (and each Lender hereby agrees to act reasonably in all such instances) and such Agent shall be under no obligation to determine the reasonableness of such instructions from the Required Lenders or Lenders, as applicable, or whether in giving such instructions the Required Lenders or Lenders, as applicable are acting in a reasonable manner.

SECTION 8.13 Survival. This Article VIII shall survive the termination of this Agreement, the repayment, satisfaction or discharge of all Secured Obligations and the resignation, removal or replacement of the Administrative Agent.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) All notices and other communications provided for herein shall be in writing and shall be delivered by overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission (including e-mail), as follows:

(i) if to Holdings, the Borrower, or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to the Borrower).

Notices and other communications sent by overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent to the proper e-mail address as specified on Schedule 9.01 (as updated from time to time in accordance with Section 9.01(d)), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received when an e-mail is sent to the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.21 with respect to any Refinancing Amendment or Section 2.24 with respect to any Permitted Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders (provided, that if such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall only be required to acknowledge such waiver, amendment or modification) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that, to the extent not otherwise specified, the consent of the Required Lenders shall not be required with respect to the amendments set forth below; provided, further, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of (x) the Required Lenders and (y) such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest thereon (or allow for the payment of interest in kind, other than pursuant to a PIK Election, as in effect on the Effective Date), or reduce any fees or premiums payable hereunder, without the written consent of each Lender directly and adversely affected thereby, provided that only the consent of the Required Lenders shall be necessary to waive or otherwise modify any obligation of the Borrower to pay default interest pursuant to Section 2.13(d), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or any date for the payment of any interest, premium or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.18(b), Section 2.18(c) or Section 7.03 in a manner that would alter the pro rata sharing of payments or other amounts required thereby without the consent of each Lender directly and adversely affected thereby (provided, that any such changes required in connection with any Refinancing Amendment or other transaction expressly permitted hereunder shall only require the approval (to the extent any approval is required) of the Required Lenders so long as the Administrative Agent is notified of such amendment), (v) change any of the provisions of this Section 9.02(b) without the written consent of each Lender, (vi) change the definition of “Required Lenders” or any other any provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender or (viii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, except as expressly provided in the Loan Documents; provided, further, that in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing a lower yield and which otherwise satisfy the requirements of Credit Agreement Refinancing Indebtedness, only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required); provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any mistake, ambiguity, omission, defect, obvious error or incorrect cross-reference, or to effect administrative changes of a technical or immaterial nature or to correct any inconsistency and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or

Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) guarantees, Security Documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents or (iv) to integrate any Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents. Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any subordination agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Other Term Loan, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, to give effect hereto or otherwise carry out the purposes thereof, in each case as contemplated by the terms of such Intercreditor Agreement permitted under this Agreement (including any changes thereto as contemplated by Section 9.14(b)) or subordination agreement or arrangement permitted under this Agreement, as applicable.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (i) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) or (ii) prepay the Loans of such Non-Consenting Lenders; provided that (a) in the case of the preceding clause (i), the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its

Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from (x) in the case of preceding clause (i), the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (y) in the case of preceding clause (ii), from the Borrower, and (c) in the case of preceding clause (i), unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). If any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by the Borrower pursuant to this Section 9.02(c) on or prior to the third anniversary of the Effective Date, the Borrower shall pay such Non-Consenting Lender of the Applicable Prepayment Premium with respect to the principal amount of the Initial Term Loans so assigned or prepaid.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, for purposes of any plan of reorganization, such Affiliated Lender will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization to the extent (a) any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower, (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled or (c) if such plan of reorganization does not require the consent of each Lender or each affected Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, whether or not the Effective Date occurs and the Transactions have been consummated, (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Agents, the Initial Lenders and their respective Affiliates (without duplication), (but limited, (A) in the case of legal fees and expenses, to the reasonable, documented, out-of-pocket fees, disbursements and other charges of (x) one counsel to the Initial Lenders, taken as a whole, (y) one counsel to the Agents, taken as a whole, and (z) if reasonably necessary, one regulatory counsel and one local counsel to each of (I) the Agents, taken as a whole, and (II) the Initial Lenders, taken as a whole, in any relevant material jurisdiction, in each case excluding allocated costs of in-house counsel (and in the case of an actual or potential conflict of interest, one additional counsel and local counsel to the affected Lenders, taken as a whole) and (B) in the case of other consultants and advisors, limited to the fees and expenses of such persons approved by the Borrower, such approval not to be unreasonably withheld or delayed), in each case for each of (x) the Initial Lenders, taken as a whole and (y) the Agents, taken as a whole, in connection with the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof) and (ii) all reasonable and documented and invoiced out-of-pocket expenses incurred by each of (x) the Agents and (y) the Lenders (but limited, (A) in the case of legal fees and expenses, to the reasonable, documented, out-of-pocket fees, disbursements and other charges of (x) one counsel to the Agents, taken as a whole, (y) one counsel to the Lenders, taken as a whole, and, (z) if reasonably necessary, one local counsel and one regulatory counsel to each of (I) the Agents, taken as a whole, and (II) the Lenders, taken as a whole, in any relevant material jurisdiction, in each case excluding allocated costs of in-house counsel (and in the case of an actual or potential conflict of interest, one additional counsel and local counsel to the affected Lenders, taken as a whole) and (B) in the case of other consultants and advisers, limited to the fees and expenses of such persons approved by the Borrower, such approval not to be unreasonably withheld or delayed) in connection with the enforcement or protection of any rights or remedies in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws or during any workout, restructuring or negotiations in respect of such Loans).

(b) Without duplication of the expense reimbursement obligations pursuant to clause (a) above, the Borrower shall indemnify the Agents, each Lender and each Related Party (other than Excluded Affiliates) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (but limited, in the case of legal expenses, to the reasonable and documented and invoiced out-of-pocket fees and expenses of one counsel for each of (x) the Agents and their Related Parties, taken as a whole, and (y) all other Indemnitees, taken as a whole, and to the extent reasonably determined by any such Indemnitees to be necessary, one regulatory counsel and one local counsel in each relevant jurisdiction (and, in the case of an actual or potential conflict of interest, one additional counsel) for each of (x) the Administrative Agent and (y) all other Indemnitees, taken as a whole, (which may include a single special counsel acting in multiple jurisdictions but excluding allocated costs of in-house counsel)), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, the credit facilities provided for herein, (ii) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other real property currently owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary or their Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence or willful misconduct of such Indemnitee or its controlled Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) other than with respect to the Agents and their Related Parties, resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) arise from disputes between or among Indemnitees (other than disputes involving claims against the Administrative Agent or the Collateral Agent, in each case, in their respective capacities) that do not involve an act or omission by the Sponsor, Holdings, the Borrower or any Restricted Subsidiary or (z) resulted from any settlement effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided that, to the extent any amounts paid to an Indemnitee in respect of this Section 9.03, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to the operation of the foregoing clauses (w) through (z), such Indemnitee was not entitled to receipt of such amount. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agents or any Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or such Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents or such Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, none of Holdings, the Borrower, any Agent, any Lender, any other party hereto or any Indemnitee shall assert, and each hereby waives, any claim against any other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under clause (b) above.

(e) In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnitee would present it with a conflict of interest or (iii) the Indemnitee reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnitee, including situations in which there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Borrower.

(f) Notwithstanding anything to the contrary in this Agreement, the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or, with respect to any Indemnitee other than the Agents and their Related Parties, a material breach of the Loan Documents by, such Indemnitee or its Related Parties.

(g) All amounts due under this Section 9.03 shall be payable not later than twenty (20) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than to a Successor Borrower pursuant to a transaction permitted by Section 6.03(a)(iv)(B)) without the prior written consent of each Lender and the acknowledgement of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent (other than to a Successor Borrower pursuant to a transaction permitted by Section 6.03(a)(iv)(B)) shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Term Lender to any Lender, an Affiliate of any Lender or an Approved Fund or (y) if a Specified Event of Default has occurred and is continuing; provided, further, that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with the Borrower’s prior written consent; provided, further, that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of Term Loans subject to Section 9.04(f) and (g), to an Affiliated Lender, Holdings, the Borrower or any of its Subsidiaries; provided, further, that no consent of the Administrative Agent shall be required for an assignment of Term Loans to a Lender or by a Lender to an Affiliate of any Lender or an Approved Fund. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment of Term Loans within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500 payable by the assignee; provided that such processing and recordation fee shall not be payable in connection with an assignment by a Lender to one of its (i) Affiliates or (ii) Approved Funds that is under common control with such Lender; provided, further, that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided, further, that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender (but only if the Disqualified Lenders List is available to such assignee and Lenders upon request); provided, further, that assignments made pursuant to Section 2.19(b), 2.21(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04 to the extent otherwise permitted thereby or otherwise shall be void.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans (including details of all PIK Elections) owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans held by Affiliated Lenders. The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause each Loan to be in registered form for U.S. federal income tax purposes under Section 5f.103-1(c) of the U.S. Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Disqualified Lender (but only if the Disqualified Lenders List is available to Lenders upon request) or other Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the third proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(f) shall be provided to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 provided that such Participant agrees to be subject to the provisions of Sections 2.19 as if it were an assignee under paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version).

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) [Reserved].

(f) Notwithstanding anything to the contrary herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender subject to the following limitations:

(i) Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(d), in any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender, or that would not deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender; provided that Affiliated Debt Funds may not account for more than 49.9% of the “Required Lenders” in any Required Lender vote;

(iii) [reserved];

(iv) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25.0% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase, after giving effect to any substantially simultaneous cancellations thereof;

(v) Affiliated Lenders shall clearly identify themselves as an Affiliated Lender in the loan assignment documentation. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any lender is an Affiliated Lender or Affiliated Debt Fund nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or Affiliated Debt Funds or the aggregate amount of Term Loans held by Affiliated Lenders or Affiliated Debt Funds;

(vi) Affiliated Lenders (other than Affiliated Debt Funds) will not be permitted to vote on matters requiring a Required Lender vote, and the Term Loans held by Affiliated Lenders (other than Affiliated Debt Funds) shall be disregarded in determining (x) other Lenders’ Commitment or Loan percentages or (y) matters submitted to Lenders for consideration that do not require the consent of each Lender or each affected Lender; provided that the commitments of any Affiliated Lender shall not be increased, the Interest Payment Dates and the dates of any scheduled amortization payments (including at maturity) owed to any Affiliated Lender hereunder will not be extended and the amounts owing to any Affiliated Lender hereunder will not be reduced without the consent of such Affiliated Lender; and

(vii) each Lender making such assignment to such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on such Affiliated Lender, Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, the Sponsor, its Subsidiaries, the Administrative Agent, any Affiliated Lender or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, the Sponsor, its Subsidiaries, the Administrative Agent, such Affiliated Lender and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(g) Any Lender may, at any time, assign all or a portion of its Term Loans to Holdings or any of its Subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(iii) or other customary procedures acceptable to the Administrative Agent and/or (y) open market purchases on a non-pro rata basis, provided that (i) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced pro rata by an amount equal to the par principal amount of such Term Loans, (ii) no Event of Default shall have occurred and be continuing and (iii) each Lender making such assignment to Holdings or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) Holdings or its Subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower; provided that, upon the inquiry by (i) any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the Disqualified Lenders List or (ii) any potential assignee as to whether such potential assignee is on the Disqualified Lenders List the Administrative Agent shall be provide such list of Disqualified Lenders to such Lender or potential assignee, as applicable; provided, further, that inclusion on the Disqualified Lenders List shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loan if such person was not included on the Disqualified Lenders List at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent and otherwise in accordance with Section 2.19(b), as applicable: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee (and the signature of such Disqualified Lender shall not be required on any such assignment); provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II. Notwithstanding anything to the contrary herein, the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender.

(i) Notwithstanding the foregoing, any Affiliated Lender shall be permitted, at its option, to contribute any Term Loans so assigned to such Affiliated Lender pursuant to this Section 9.04 to Holdings or any of its Subsidiaries for purposes of cancellation (in which case, such Term Loans shall be immediately and permanently cancelled upon such contribution), which contribution may be made (including, with the Borrower’s consent, to the Borrower, whether through Holdings or otherwise), in exchange for Qualified Equity Interests of Holdings or the Borrower or Indebtedness of the Borrower to the extent such Indebtedness is permitted to be incurred (including, if applicable, as a Permitted Refinancing) pursuant to Section 6.01 at such time.

SECTION 9.05 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, .pdf, electronic signature or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement. The parties hereto agree that the signatures appearing on this Agreement are the same as handwritten signature for purposes of validity, enforceability and admissibility.

SECTION 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff.

If a Specified Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not withholding or payroll accounts, employee benefits accounts, de minimis accounts or other accounts used exclusively for taxes or fiduciary or trust purposes) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Borrower and such Lender) against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or related to this Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court except to the extent required by any Security Document to be brought in another jurisdiction pursuant to the terms of such Security Document. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN ANY LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates (other than Excluded Affiliates), to its and its Affiliates’ existing and prospective partners, financing sources (equity and debt), investors and investment advisors, and to its and their respective directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (ii) to the extent requested or required by any governmental authority, regulatory authority or self-regulatory authority, required by applicable law, rule or regulation or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including without limitation for purposes of establishing any appropriate due diligence defense) or any other pending legal, judicial or administrative proceeding or other compulsory process or upon the good faith determination by counsel that such Information should be disclosed in light of ongoing oversight or review of such Administrative Agent or Lender, as applicable, by any governmental or regulatory (including self-regulatory) authority having jurisdiction over the Administrative Agent or Lender or its Affiliates, as applicable; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall promptly notify the Borrower of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, (iii) to any other party to this Agreement, (iv) to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), in the case of each of the preceding clauses (A) through (C), other than to a Disqualified Lender; provided that any such disclosure under this clause (iv) shall be made subject to the acknowledgment and acceptance by such assignee or Participant, prospective assignee or Participant, actual or prospective counterparty (or its advisors) or pledgee, as applicable, that such Information is being disseminated on a confidential basis (on substantially the same terms set forth in this Section 9.12 or as is reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the customary market standards for dissemination of such type of Information, in the event of any electronic access through Intralinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such Information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to the Borrower, (v) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary, which source is not known (after due inquiry) by the recipient of such information to be subject to a confidentiality obligation or (z) is independently developed by it without use of any other information subject to this Section 9.12. For the purposes hereof, “Information” means all information received from or on behalf of Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary. Notwithstanding the foregoing, provided that the Disqualified Lenders List has been shared with the Lenders, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.14 Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger or amalgamation with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary; provided that the release of any Subsidiary Loan Party from its obligations under the Loan Documents (i) if such Subsidiary Loan Party becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof and/or (ii) pursuant to preceding clause (2) of this Section 9.14(a), such release shall only be permitted if (y) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be released, the Borrower is deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted at such time and (z) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clause (y); provided, further, that no such release shall occur if such Subsidiary Loan Party continues to be a guarantor in respect of Existing First Lien Loans, any Other Term Loans, any Permitted First Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Junior Financing or any Permitted Refinancing in respect of any of the foregoing; provided, further, that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise, or (3) as provided in any Pari Passu Intercreditor Agreement. Upon any sale or other transfer by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or upon any Collateral becoming an Excluded Asset, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such new Unrestricted Subsidiary shall automatically be released. To the extent the release of any Lien in any Collateral is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02), the security interest in such Collateral shall be automatically released. To the extent the release of any security interest in any Collateral is required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Loan Documents, the security interest in such Collateral shall be automatically released. In addition, liens shall be released and guarantees released in accordance with the terms of the Security Documents and the Guarantee Agreement. Upon the Termination Date all obligations under the Loan Documents (other than contingent indemnification obligations for which no claim has been made) and all security interests created by the Security Documents shall be automatically released. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations (other than those being discharged or released) or any Liens (other than those being discharged or released) of the Loan Parties in respect of all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent comprised of Excluded Assets or otherwise released in accordance with the provisions of the Loan Documents. In connection with any termination or release pursuant to this Section 9.14, without the further consent of any Lender or other Secured Party, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence or to file or register in any office such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request certifying that such termination or release is in compliance with and permitted under this Agreement (it being agreed and understood that the Administrative Agent or the Collateral Agent, as the case may be, may conclusively rely without further inquiry on a certificate of an officer of the Borrower or applicable Loan Party as to such termination or release being made in compliance with this Agreement. The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(ii) (but only pursuant to clauses (d) and (j) of the definition of “Permitted Encumbrances), (iv), (v), (xi), (xii), (xxiv), (xxix) or (xxxv).

(b) Each of the Lenders irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to (i) provide any release or evidence of release, termination or subordination contemplated by this Section 9.14 (and upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14), (ii) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, in each case to the extent such agreements, at the time they are first entered into, are substantially consistent with the terms set forth on Exhibit E-1 or E-2 annexed hereto, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be approved by the Required Lenders (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Initial Term Loans); and (iii) enter into and sign for and on behalf of the Lenders as Secured Parties the Security Documents and the Closing Date Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties.

SECTION 9.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto and it is not relying on the Administrative Agent or the Lenders for such advice, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent and the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.17 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower or any other Loan Party in respect of any such sum due from it to the Secured Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Requirements of Law).

SECTION 9.18 Intercreditor Agreement.

Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may enter into the Closing Date Intercreditor Agreement and any other intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01, any applicable Liens on Collateral permitted pursuant to Section 6.02 and, in each case, together with the defined terms referenced therein, but subject to the final sentence of Section 9.14(a)) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of Wilmington Trust, National Association (or its affiliated designee, representative, agent or successor) on its behalf as collateral agent, respectively, thereunder. Each Lender (a) understands, acknowledges and agrees that Liens have been created on the Collateral pursuant to the Existing First Lien Loan Documents, which Liens shall be subject to the terms and conditions of the Closing Date Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Closing Date Intercreditor Agreement or any other applicable Intercreditor Agreement (if entered into) and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Closing Date Intercreditor Agreement and, if applicable, any other Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements (subject, if applicable, to the last sentence of Section 9.02(b)), and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof).

SECTION 9.19 Cashless Settlement.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any the applicable Resolution Authority.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOYA INTERMEDIATE, LLC
a Delaware limited liability company

as Holdings

By:	/s/ Stanley Chia
Name:	Stanley Chia
Title:	President and Chief Executive Officer

HOYA MIDCO, LLC
a Delaware limited liability company

as Borrower

By:	/s/ Stanley Chia
Name:	Stanley Chia
Title:	President and Chief Executive Officer

[Signature Page to Project Bears Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Administrative Agent and Collateral Agent

By:	/s/ Jessica A. Jankiewicz
Name:	Jessica A. Jankiewicz
Title:	Assistant Vice President

[Signature Page to Project Bears Credit Agreement]

GSO CREDIT ALPHA FUND II-C AIV-2 LP
as a Lender

By:	GSO Credit Alpha Associates II LP, its general partner
By:	GSO Credit Alpha Associates II (Delaware) LLC, its general partner
By:	GSO Holdings I. L.L.C., its managing member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CSF III AIV-2 LP
as a Lender

By:	GSO Capital Solutions Associates III LP, its general partner
By:	GSO Capital Solutions Associates III (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Signature Page to Project Bears Credit Agreement]